 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-208903
The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 10, 2018
PROSPECTUS SUPPLEMENT
(to Prospectus dated January 14, 2016)
3,297,238 Shares
JAMES RIVER GROUP HOLDINGS, LTD.
Common Shares

The selling shareholders named in this prospectus supplement are offering an aggregate of 3,297,238 common shares of James River Group Holdings, Ltd. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.
Our common shares are traded on the NASDAQ Global Select Market under the symbol “JRVR.” On May 9, 2018, the last reported sale price of our common shares was $38.21 per share.
The underwriter has agreed to purchase common shares from the selling shareholders at a price of $     per share, which will result in aggregate proceeds of  $     to the selling shareholders. The underwriter may offer the common shares from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We have agreed to reimburse certain expenses of the underwriter. See “Underwriting.”
Investing in our common shares involves risks. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page S-9 of this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the common shares to purchasers on or about            , 2018.

Morgan Stanley

The date of this prospectus supplement is            , 2018.

Prospectus Supplement
Prospectus dated January 14, 2016
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of common shares and the selling shareholders and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated January 14, 2016, including the documents incorporated by reference therein, provides more general information, including information regarding our common shares and the selling shareholders. The prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.
Neither we, the underwriter, nor the selling shareholders, has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the underwriter, nor the selling shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
As used in this prospectus supplement, unless the context otherwise indicates, the reference to “the Company,” “we,” “us” and “our” refer to James River Group Holdings, Ltd. and its consolidated subsidiaries.
For investors outside the United States:   Neither we, the underwriter, nor the selling shareholders has taken any action that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus supplement in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement.
In making an investment decision, you must rely on your own examination of the Company and the terms of this offering and our common shares, including the merits and risks involved. Neither we, the underwriter, nor the selling shareholders are making any representation to any purchaser of the common shares regarding the legality of an investment in common shares by such purchaser. You should not consider any information in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in our common shares.
S-ii

SUMMARY
This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before investing in our common shares. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, especially the risks of investing in our common shares discussed under “Risk Factors.” You should also carefully read the information incorporated by reference in this prospectus supplement, including our financial statements and the exhibits to the registration statements of which this prospectus supplement is a part.
Business
James River Group Holdings, Ltd. is a Bermuda-based holding company. We own and operate a group of specialty insurance and reinsurance companies. For the year ended December 31, 2017, approximately 63.2% of our group-wide gross written premiums originated from the U.S. excess and surplus (“E&S”) lines market. Substantially all of our business is casualty insurance and reinsurance, and for the year ended December 31, 2017, we derived 96.1% of our group-wide gross written premiums from casualty insurance and reinsurance. Our objective is to generate compelling returns on tangible equity, while limiting underwriting and investment volatility. We seek to accomplish this by consistently earning profits from insurance and reinsurance underwriting and generating meaningful risk-adjusted investment returns, while managing our capital opportunistically. Our group includes three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance.
We write very little property or catastrophe insurance and no property catastrophe reinsurance. For the year ended December 31, 2017, property insurance and reinsurance represented 3.9% of our gross written premiums. When we do write property insurance, we buy reinsurance to significantly mitigate our risk. We have structured our reinsurance arrangements so that our modeled net pre-tax loss from a 1/1000 year probable maximum loss event is no more than $10.0 million on a group-wide basis.
We report our business in four segments: Excess and Surplus Lines, Specialty Admitted Insurance, Casualty Reinsurance and Corporate and Other.
The Excess and Surplus Lines segment sells E&S commercial lines liability and property insurance in every U.S. state and the District of Columbia through James River Insurance Company (“James River Insurance”) and its wholly-owned subsidiary, James River Casualty Company (“James River Casualty”). James River Insurance and James River Casualty are both non-admitted carriers. Non-admitted carriers writing in the E&S market are not bound by most of the rate and form regulations imposed on standard market companies, allowing them flexibility to change the coverage terms offered and the rate charged without the time constraints and financial costs associated with the filing of such changes with state regulators. In 2017, the average account in this segment (excluding commercial auto policies) generated annual gross written premiums of approximately $19,000. The Excess and Surplus Lines segment distributes primarily through wholesale insurance brokers. Members of our management team have participated in this market for over three decades and have long-standing relationships with the wholesale brokers who place E&S lines accounts. The Excess and Surplus Lines segment produced 49.0% of our gross written premiums and 61.3% of our net written premiums for the year ended December 31, 2017.
The Specialty Admitted Insurance segment has two areas of focus. We write a select book of workers’ compensation coverage for building trades, healthcare employees and light manufacturing, among other light to medium hazard risks in select Southeastern and Eastern U.S. states, as well as fronting business which has become a significant element of our revenues and profits in this segment, and program business which we are de-emphasizing as we believe fronting offers better risk adjusted return potential. We have admitted licenses in 49 states and the District of Columbia. In our fronting business, we retain a small percentage of the risk, generally 10% or less, and seek to earn fee income by allowing other carriers and producers to access our licensure, ratings, and underwriting and claims expertise. In our program business, our historic net retention was more than 10%. The Specialty Admitted Insurance segment accepts applications for insurance from a variety of sources, including independent retail agents, program administrators and managing general agents. The segment produced 29.2% of our gross written premiums and 8.0% of our net written premiums for the year ended December 31, 2017.

The Casualty Reinsurance segment consists of JRG Reinsurance Company, Ltd. (“JRG Re”), our Bermuda domiciled reinsurance subsidiary, which provides proportional and working layer casualty reinsurance to third parties and, until December 31, 2017, to our U.S.-based insurance subsidiaries. The Casualty Reinsurance segment’s underwriting results only include the results of reinsurance written with unaffiliated companies and do not include the premiums and losses ceded under our internal quota share arrangement described below. All underwriting profits and losses in our Excess and Surplus Lines and Specialty Admitted Insurance segments are before our internal quota share arrangements are reported in those segments. Our Casualty Reinsurance segment reflects the underwriting profits and losses of our unaffiliated business only.
Typically, we structure our reinsurance contracts (also known as treaties) as quota share arrangements, with loss mitigating features, such as commissions that adjust based on underwriting results. We frequently include risk mitigating features in our excess working layer treaties, which allow the ceding company to capture a greater percentage of the profits should the business prove more profitable than expected, or alternatively, with additional premiums should the business incur higher than expected losses. We believe these structures best align our interests with the interests of our cedents. On a premium volume basis, treaties with loss mitigation features including sliding scale ceding commissions represented 67% of the gross premiums written by our Casualty Reinsurance segment during 2017. We typically do not assume large individual risks in our Casualty Reinsurance segment, nor do we write property catastrophe reinsurance. Most of the policies assumed by our Casualty Reinsurance segment have a $1.0 million per occurrence limit, and we typically assume only a portion of that exposure. We believe this structure reduces volatility in our underwriting results. We do not assume third-party property business at our Casualty Reinsurance segment, but we do have a small amount of assumed business with property exposure. Two of the three largest unaffiliated accounts written by JRG Re during 2017 were casualty accounts assumed from E&S carriers. The Casualty Reinsurance segment distributes through traditional reinsurance brokers. The Casualty Reinsurance segment produced 21.8% of our gross written premiums and 30.8% of our net written premiums for the year ended December 31, 2017.
Through December 31, 2017, we had intercompany reinsurance agreements under which we ceded 70% of the net written premiums of our U.S. subsidiaries (after taking into account third-party reinsurance) to JRG Re. This business was ceded to JRG Re under proportional, or quota-share, reinsurance treaties that provide for an arm’s length ceding commission. We exclude the effects of these agreements from the presentation of Excess and Surplus Lines and Specialty Admitted Insurance segments included herein. At December 31, 2017, approximately 69.5% of our cash and invested assets were held in Bermuda, which benefits from a favorable operating environment, including an absence of corporate income or investment taxes. We pay a 1% excise tax on premiums ceded to JRG Re by our U.S. insurance subsidiaries.
On December 22, 2017, the United States enacted Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act significantly changed the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including by reducing the U.S. corporate income tax rate from 35% to 21% and imposing a base erosion and anti-abuse tax (“BEAT”). In general, BEAT operates similar to a minimum tax in that it applies to the extent a taxpayer’s BEAT liability exceeds a taxpayer’s regular corporate income tax liability in a given year. BEAT is calculated on a “modified taxable income” base, which adds to the taxpayer’s regular taxable income the amount of certain otherwise deductible payments made to certain foreign affiliates (including intercompany reinsurance premiums ceded to a related foreign reinsurance company).
In response to the Tax Act, we made changes to our structure in 2018 to minimize the impact of the BEAT that included the formation of Carolina Re Ltd. (“Carolina Re”), a Bermuda-domiciled, wholly owned subsidiary of James River Group, Inc. Carolina Re is a Class 3A reinsurer that will make an election to be taxed as a U.S. domestic corporation under Section 953(d) of the Code. Effective January 1, 2018, we generally discontinued ceding 70% of our U.S.-written premiums to JRG Re and instead ceded 70% of our U.S.-written premiums to Carolina Re. Carolina Re also entered into a stop loss reinsurance agreement with JRG Re. While Carolina Re is subject to U.S. corporate income tax, we will not be subject to BEAT in 2018 if we have sufficient regular U.S. income tax liability compared to the BEAT liability. The applicability of BEAT depends on a number of factors, and it is uncertain whether we will be subject to BEAT in future periods.

Financial results reflect provisional amounts related to the December 2017 enactment of the Tax Act. These provisional estimates are based on the Company’s initial analysis and current interpretation of the legislation. Given the complexity of the legislation, anticipated guidance from the U.S. Department of the Treasury, and the potential for additional guidance from the SEC or the Financial Accounting Standards Board, these estimates may be adjusted during 2018.
The Corporate and Other segment consists of the management and treasury activities of our holding companies and interest expense associated with our debt.
In 2017, our operating subsidiaries wrote $1,081.9 million of gross written premiums, allocated by segment and underlying market as follows:
Gross Written Premiums by Segment	Gross Written Premiums Year Ended December 31, 2017	% of Total
	(in thousands)
Excess and Surplus Lines segment	$530,120	49.0%
Specialty Admitted Insurance segment	316,430	29.2%
Casualty Reinsurance segment	235,355	21.8%
	$1,081,905	100.0%

Gross Written Premiums by Market	Gross Written Premiums Year Ended December 31, 2017	% of Total
	(in thousands)
Non-admitted markets	$683,386	63.2%
Admitted markets	398,519	36.8%
	$1,081,905	100.0%

The A.M. Best Company (“A.M. Best”) financial strength rating for our group’s regulated insurance and reinsurance subsidiaries is “A” (Excellent). This rating reflects A.M. Best’s opinion of our insurance and reinsurance subsidiaries’ financial strength, operating performance and ability to meet obligations to policyholders and is not an evaluation directed towards the protection of investors.
The financial strength ratings assigned by A.M. Best have an impact on the willingness of brokers and agents to submit applications for insurance to our regulated subsidiaries and on the risk profiles of the submissions for insurance that our subsidiaries receive. The “A” (Excellent) rating assigned to our insurance and reinsurance subsidiaries is consistent with our business plans and we believe allow our subsidiaries to actively pursue relationships with the agents and brokers identified in their marketing plans.
Corporate and Other Information
We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 40141. We were incorporated on May 30, 2007 under the name Franklin Holdings (Bermuda), Ltd. On September 18, 2014, we changed our name to James River Group Holdings, Ltd.
Our principal executive office is located at Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and our phone number is (441) 278-4580. Our website can be found at http://www.JRGH.net, the contents of which are not a part of, and shall not be deemed to be a part of, this prospectus supplement and the accompanying prospectus.

The Offering
Summary details of the offering of our common shares under this prospectus supplement and the accompanying prospectus are set forth below.
Common shares offered by the selling shareholders
3,297,238 shares
Common shares to be outstanding immediately after this offering
29,867,182 shares
Use of proceeds
We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.
Dividend policy
During the first quarter of 2018, we paid a dividend of  $0.30 per share, and during the second quarter, we declared a dividend of $0.30 per share payable on June 29, 2018 to shareholders of record on June 11, 2018. We paid dividends of  $0.30 per share in each of the first three quarters of 2017 and, in the fourth quarter, a dividend of  $0.30 per share, and a special dividend of  $0.50 per share. We paid dividends of  $0.20 per share in each of the first three quarters of 2016 and, in the fourth quarter, a $0.30 per share dividend plus a special dividend of  $1.35 per share. In 2015, we paid a dividend of  $0.16 per share during each quarter, as well as a special dividend of  $1.00 per share during the fourth quarter. The declaration, payment and amount of future dividends is subject to the discretion of our board of directors. Our board of directors may take into account a variety of factors when determining whether to declare any future dividends, including (1) our financial condition, liquidity, results of operations (including our ability to generate cash flow in excess of expenses and our expected or actual net income), retained earnings and collateral and capital requirements, (2) general business conditions, (3) legal, tax and regulatory limitations, (4) contractual prohibitions and other restrictions, (5) the effect of a dividend or dividends upon our financial strength ratings and (6) any other factors that our board of directors deems relevant. See “Dividend Policy” for additional information.
Listing
Our common shares are listed on the NASDAQ Global Select Market under the symbol “JRVR.”
The number of common shares that will be outstanding immediately after this offering is based upon the number of outstanding common shares as of May 9, 2018, and excludes the following, in each case as of such date:
•
an aggregate of approximately 1,337,107 common shares issuable upon exercise of share options outstanding with a weighted-average exercise price of  $28.63 per share;

•
an aggregate of approximately 330,598 common shares issuable upon settlement of time-vesting restricted share units; and

•
an aggregate of approximately 1,680,378 common shares reserved for issuance under our equity incentive plans.

For additional information concerning our common shares, see “Description of Our Share Capital” in the accompanying prospectus. For a description of the tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our common shares, see “Tax Considerations” in this prospectus supplement.

SUMMARY HISTORICAL FINANCIAL DATA
The following tables present summary historical financial information as of and for the periods indicated. The summary historical financial data as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements and the notes thereto. Our historical results for any prior period are not necessarily indicative of results expected in any future period.
The summary historical financial data as of and for the three months ended March 31, 2018 and 2017 have been derived from our unaudited condensed consolidated financial statements and the notes thereto. The summary historical financial data as of and for the three months ended March 31, 2018 and 2017 are not necessarily indicative of the results expected as of and for the year ended December 31, 2018 or for any future period.
The information below is only a summary and should be read together with, and is qualified in its entirety by reference to our historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in each of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, each of which are incorporated by reference into this prospectus supplement and accompanying prospectus.
	At or for the Year Ended December 31,			At or for the Three Months Ended March 31,
	2017	2016	2015	2018	2017
	($ in thousands except for share data)
Operating Results:
Gross written premiums(1)	$1,081,905	$737,398	$572,194	$298,116	$224,179
Ceded written premiums(2)	(315,279)	(179,690)	(101,162)	(87,138)	(66,269)
Net written premiums	$766,626	$557,708	$471,032	$210,978	$157,910
Net earned premiums	$741,109	$515,663	$461,205	$200,942	$154,687
Net investment income	61,119	52,638	44,835	13,256	16,733
Net realized investment gains (losses)	(1,989)	7,565	(4,547)	(810)	1,047
Other income	17,386	10,361	3,428	4,956	3,935
Total revenues	817,625	586,227	504,921	218,344	176,402
Losses and loss adjustment expenses	555,377	325,421	279,016	143,772	105,369
Other operating expense	196,993	170,828	157,803	54,783	48,893
Other expenses	539	1,590	730	4	(114)
Interest expense	8,974	8,448	6,999	2,522	2,123
Amortization of intangible assets	597	597	597	149	149
Total expenses	762,480	506,884	445,145	201,230	156,420
Income before income tax expense	55,145	79,343	59,776	17,114	19,982
Income tax expense	11,579	4,872	6,279	1,481	1,532
Net income(3)	$43,566	$74,471	$53,497	$15,633	$18,450
Adjusted net operating income(4)	$47,385	$71,318	$61,090	$16,569	$17,719
Earnings per Share:
Basic	$1.48	$2.56	$1.87	$0.53	$0.63
Diluted	$1.44	$2.49	$1.82	$0.52	$0.61
Weighted-average shares outstanding – diluted	30,273,149	29,894,378	29,334,918	30,193,303	30,327,423

	At or for the Year Ended December 31,			At or for the Three Months Ended March 31,
	2017	2016	2015	2018	2017
	($ in thousands except for share data)
Balance Sheet Data:
Cash and invested assets	$1,611,149	$1,442,114	$1,350,697	$1,642,694	$1,457,674
Reinsurance recoverables	313,816	185,614	143,086	347,746	194,037
Goodwill and intangible assets	220,165	220,762	221,359	220,016	220,613
Total assets	2,756,695	2,346,533	2,055,497	2,862,010	2,411,325
Reserve for losses and loss adjustment expenses	1,292,349	943,865	785,322	1,369,548	980,563
Unearned premiums	418,114	390,563	301,104	432,248	400,181
Senior debt	98,300	88,300	88,300	98,300	88,300
Junior subordinated debt	104,055	104,055	104,055	104,055	104,055
Total liabilities	2,061,996	1,653,312	1,374,459	2,176,240	1,703,065
Total shareholders’ equity	694,699	693,221	681,038	685,770	708,260
GAAP Underwriting Ratios:
Loss ratios(5)	74.9%	63.1%	60.5%	71.5%	68.1%
Expense ratio(6)	24.3%	31.2%	33.5%	24.9%	29.1%
Combined ratio(7)	99.2%	94.3%	94.0%	96.4%	97.2%
Other Data:
Tangible equity(8)	$474,534	$472,459	$459,679	$465,754	$487,647
Tangible equity per common share outstanding	$15.98	$16.15	$15.88	$15.59	$16.62
Debt to total capitalization ratio(9)	22.6%	21.7%	22.0%	22.8%	21.4%
Regulatory capital and surplus(10)	$628,877	$605,298	$601,436	$649,947	$629,941
Net written premiums to surplus ratio(11)	1.2x	0.9x	0.8x	1.3x	1.0x

(1)
The amount received or to be received for insurance policies written or assumed by us during a specific period of time without reduction for acquisition costs, reinsurance costs or other deductions.

(2)
The amount of written premiums ceded to (reinsured by) other insurers.

(3)
Net income represents income from continuing operations for all periods presented.

(4)
Adjusted net operating income is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures — Adjusted Net Operating Income” below for a reconciliation of adjusted net operating income to net income in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as additional information regarding our use of this financial measure.

(5)
The loss ratio is the ratio, expressed as a percentage, of losses and loss adjustment expenses to net earned premiums, net of the effects of reinsurance.

(6)
The expense ratio is the ratio, expressed as a percentage, of other operating expenses less fee income of the Excess and Surplus Lines segment included in “Other income” in our consolidated income statements to net earned premiums.

(7)
The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

(8)
Tangible equity is a non-GAAP financial measure. We define tangible equity as the sum of shareholders’ equity less goodwill and intangible assets (net of amortization). See “Reconciliation of Non-GAAP Measures — Tangible Equity” below for a reconciliation of shareholders’ equity to tangible equity in accordance with GAAP, as well as additional information regarding our use of this financial measure.

(9)
The ratio, expressed as a percentage, of total indebtedness for borrowed money to the sum of total indebtedness for borrowed money and shareholders’ equity.

(10)
For our U.S. insurance subsidiaries, the excess of assets over liabilities as determined in accordance with statutory accounting principles as determined by the National Association of Insurance Commissioners. For our Bermuda reinsurer, shareholders’ equity as determined in accordance with GAAP.

(11)
We believe this measure is useful in evaluating our insurance subsidiaries’ operating leverage. It may not be comparable to the definition of net written premiums to surplus ratio for other companies.

Reconciliation of Non-GAAP Measures
Adjusted Net Operating Income
We define adjusted net operating income as net income excluding certain non-operating expenses such as net realized investment gains and losses, expenses related to due diligence costs for various merger and acquisition activities, severance costs associated with terminated employees, and interest and other expenses on a leased building that we are deemed to own for accounting purposes. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.
Our income before taxes and net income for the years ended December 31, 2017, 2016 and 2015 reconcile to our adjusted net operating income as follows:
	Year Ended December 31,
	2017		2016		2015
	Income Before Taxes	Net Income	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$55,145	$43,566	79,343	74,471	$59,776	$53,497
Net realized investment (gains) losses	1,989	1,375	(7,565)	(5,207)	4,547	4,090
Other expenses	539	575	1,590	1,136	730	574
Dividend withholding taxes	—	1,053	—	—	—	2,500
Interest expense on leased building the Company is deemed to own for accounting purposes	1,256	816	1,412	918	661	429
Adjusted net operating income	$58,929	$47,385	$74,780	$71,318	$65,714	$61,090

Our income before taxes and net income for the nine months ended March 31, 2018 and 2017 reconcile to our net adjusted operating income as follows:
	Three Months Ended March 31,
	2018		2017
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$17,114	$15,633	$19,982	$18,450
Net realized investment gains	810	665	(1,047)	(834)
Other expenses	4	20	(114)	(100)
Interest expense on leased building the Company is deemed to own for accounting purposes	318	251	312	203
Adjusted net operating income	$18,246	$16,569	$19,133	$17,719

Tangible Equity
We define tangible equity as the sum of shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure.
The following table reconciles shareholders’ equity to tangible equity as of December 31, 2017, 2016 and 2015 and as of March 31, 2018 and 2017:
	As of December 31,			As of March 31,
	2017	2016	2015	2018	2017
	(in thousands)
Shareholders’ equity	$694,699	$693,221	$681,038	$685,770	$708,260
Less:
Goodwill	181,831	181,831	181,831	181,831	181,831
Intangible assets	38,334	38,931	39,528	38,185	38,782
Tangible equity	$474,534	$472,459	$459,679	$465,754	$487,647

RISK FACTORS
Investing in our common shares involves risks. You should carefully consider the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. You should also carefully consider the other information contained or incorporated by reference in this prospectus supplement before acquiring any of our common shares. These risks could materially affect our business, results of operations or financial condition and cause the value of our common shares to decline. You could lose all or part of your investment.
The risks and uncertainties discussed below and in the documents incorporated by reference are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks and cause the value of our securities, including the common shares offered by this prospectus supplement, to decline. The trading price of our common shares could decline due to any of these risks and you could lose all or part of your investment.
Inclusion of the below risk factors regarding this offering and ownership of our common shares shall not be deemed to imply that the risk factors under the headings “Risks Related to Our Business and Industry” and “Risks Related to Taxation” in our Annual Report on Form 10-K for the year ended December 31, 2017 are no longer applicable to our business. The risk factors under those headings are incorporated by reference from such Form 10-K and should be carefully reviewed.
Risks Relating to this Offering and Ownership of Our Common Shares
The price of our common shares may fluctuate significantly and you could lose all or part of your investment.
Volatility in the market price of our common shares may prevent you from being able to sell your common shares at or above the price you paid for your common shares in this offering. The market price for our shares could fluctuate significantly for various reasons, including, without limitation:
•
our operating and financial performance and prospects;

•
our quarterly or annual earnings or earnings estimates, or those of other companies in our industry;

•
failure to meet external expectations or management guidance;

•
the loss of one or more individually large clients, and its impact on our growth rate, profitability and financial condition;

•
exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance-linked investments;

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our creditworthiness, financial condition, performance and prospects;

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termination of payment of dividends on our common shares, or payment of a reduced amount of dividends;

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actual or anticipated growth rates relative to our competitors;

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perceptions of the investment opportunity associated with our common shares relative to other investment alternatives;

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speculation by the investment community regarding our business;

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future announcements concerning our business or our competitors’ businesses;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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changes in accounting standards, policies, guidance, interpretations or principles;

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market and industry perception of our success, or lack thereof, in pursuing our strategy;

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strategic actions by us or our competitors, such as acquisitions, restructurings, significant contracts or joint ventures;

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catastrophes that are perceived by investors as impacting the insurance and reinsurance market in general;

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changes in laws or government regulation, including tax or insurance laws and regulations;

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potential characterization of us as a passive foreign investment company (“PFIC”);

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general market, economic and political conditions;

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changes in conditions or trends in our industry, geographies or customers;

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arrival and departure of key personnel;

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the number of common shares that are publicly traded;

•
sales of common shares by us, our directors, executive officers or principal shareholders; and

•
adverse resolution of litigation against us.

In addition, stock markets, including the NASDAQ Stock Market, have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities issued by many companies, including companies in our industry. In the past, some companies that have had volatile market prices for their securities have been subject to class action or derivative lawsuits. The filing of a lawsuit against us, regardless of the outcome, could have a negative effect on our business, as it could result in substantial legal costs and a diversion of management’s attention and resources.
As a result of the factors described above, shareholders may not be able to resell their common shares at or above their purchase price or may not be able to resell them at all. These market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.
If securities or industry analysts do not continue to publish research or publish misleading or unfavorable research about our business, our share price and trading volume could decline.
The trading market for our common shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of these analysts downgrades our shares or publishes misleading or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our share price or trading volume to decline.
We depend upon dividends and distributions from our subsidiaries, and we may be unable to distribute dividends to our shareholders to the extent we do not receive dividends from our subsidiaries.
We are a holding company that has no substantial operations of our own and, accordingly, we rely primarily on cash dividends or distributions from our operating subsidiaries to pay our operating expenses and any dividends that we may pay to shareholders. The payment of dividends by our insurance and reinsurance subsidiaries is limited under the laws and regulations of its applicable domicile. These regulations stipulate the maximum amount of annual dividends or other distributions available to shareholders without prior approval of the relevant regulatory authorities. As a result of such regulations, we may not be able to pay our operating expenses as they become due and our payment of future dividends to shareholders may be limited.
The payment of dividends by our subsidiaries to us is limited by statute. In general, the laws and regulations applicable to our U.S. insurance subsidiaries limit the aggregate amount of dividends or other distributions that they may declare or pay within any 12 month period without advance regulatory approval. In Ohio, the domiciliary state of Falls Lake General Insurance Company, Falls Lake National Insurance Company (“Falls Lake National”) and James River Insurance Company, this limitation is the greater of statutory net income for the preceding calendar year or 10% of the statutory surplus at the end of the preceding calendar year, provided that such dividends may only be paid out of earned surplus of each of the companies, without obtaining regulatory approval. In North Carolina, the domiciliary state of Stonewood Insurance Company, this limitation is the greater of statutory net income excluding realized capital gains for the preceding calendar year or 10% of the statutory surplus at the end of the preceding calendar year, provided that such dividends may only be paid out of unassigned surplus without obtaining regulatory approval. In Virginia, the domiciliary state of James River Casualty, this limitation is the greater of statutory net income excluding realized capital gains for the preceding calendar year or 10% of the statutory surplus at the end of the preceding calendar year, provided that such dividends may only be paid out of unassigned surplus without obtaining regulatory approval. In California, the domiciliary state of Falls Lake Fire and Casualty Company, this limitation is the greater of statutory net income for the preceding calendar year or 10% of the statutory surplus at the end of the preceding calendar year, provided that such dividends may only be paid out of unassigned surplus without obtaining regulatory approval. Moreover, as a condition to obtaining its license in California, Falls Lake Fire and Casualty Company provided a commitment to the California Department of Insurance that it would not pay any shareholder dividends for a five-year period commencing January 1, 2016 without prior written approval. In addition, insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels and could refuse to permit the payment of dividends calculated under any applicable formula. In addition, dividends paid by our U.S. subsidiaries to our United Kingdom (“U.K.”) holding company are subject to a 5% withholding tax by the IRS. Under U.K. domestic law, no withholding tax is applied to dividends paid by U.K. tax resident companies.
JRG Re, which is domiciled in Bermuda, is registered as a Class 3B insurer under The Insurance Act 1978 (the “Insurance Act”). The Insurance Act, the conditions listed in the insurance license and the applicable approvals issued by the Bermuda Monetary Authority (“BMA”) provide that JRG Re is required to maintain a minimum statutory solvency margin of  $109.9 million as of December 31, 2017. See “Business — Regulation — Bermuda Insurance Regulation — Minimum Solvency Margin and Enhanced Capital Requirements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for more information. A Class 3B insurer is prohibited from declaring or paying a dividend if it fails to meet, before or after declaration or payment of such dividend, its: (i) requirements under the Companies Act of Bermuda, 1981 (the “Companies Act”), (ii) minimum solvency margin, (iii) enhanced capital requirement or (iv) minimum liquidity ratio. If a Class 3B insurer fails to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, it is prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA. In addition, JRG Re, as a Class 3B insurer is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the BMA an affidavit signed by at least 2 directors (one of whom must be a Bermuda resident director if any of the insurer’s directors are resident in Bermuda) and the principal representative stating that it will continue to meet its solvency margin and minimum liquidity ratio. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.
The inability of our subsidiaries to pay dividends or make distributions to us, including as a result of regulatory or other restrictions, may prevent us from paying our expenses or paying dividends to our shareholders.
We cannot assure you that we will declare or pay dividends on our common shares in the future.
During the first quarter of 2018, we paid a dividend of  $0.30 per share, and during the second quarter, we declared a dividend of  $0.30 per share payable on June 29, 2018 to shareholders of record on June 11, 2018. We paid dividends of  $0.30 per share in each of the first three quarters of 2017 and, in the fourth quarter, a dividend of  $0.30 per share, and a special dividend of  $0.50 per share. We paid dividends of  $0.20 per share in each of the first three quarters of 2016 and, in the fourth quarter, a $0.30 per share dividend plus a special dividend of  $1.35 per share. In 2015, we paid a dividend of  $0.16 per share during each quarter, as well as a special dividend of  $1.00 per share during the fourth quarter. The declaration, payment and amount of future dividends is subject to the discretion of our board of directors. Our board of directors may take into account a variety of factors when determining whether to declare any future dividends, including (1) our financial condition, liquidity, results of operations (including our ability to generate cash flow in excess of expenses and our expected or actual net income), retained earnings and collateral and capital requirements, (2) general business conditions, (3) legal, tax and regulatory limitations, (4) contractual prohibitions and other restrictions, (5) the effect of a dividend or dividends upon our financial strength ratings and (6) any other factors that our board of directors deems relevant. See “Dividend Policy” for additional information.
Dividends paid by our U.S. subsidiaries to James River UK may not be eligible for benefits under the U.S.-U.K. income tax treaty.
Under U.S. federal income tax law, dividends paid by a U.S. corporation to a non-U.S. shareholder are generally subject to a 30% withholding tax, unless reduced by treaty. The income tax treaty between the United Kingdom and the United States (the “U.K. Treaty”) reduces the rate of withholding tax on certain dividends to 5%. Were the IRS to contend successfully that James River UK is not eligible for benefits under the U.K. Treaty, any dividends paid by James River Group, Inc., our U.S. holding company, to James River UK would be subject to the 30% withholding tax. Such a result would substantially reduce the amount of dividends that our shareholder may receive.
There are regulatory limitations on the ownership and transfer of our common shares.
Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Companies Act and the Bermuda Investment Business Act 2003, which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issues and transfers of shares of a Bermuda exempted company. However, the BMA, pursuant to its statement of June 1, 2005 (the “Public Notice”), gave its general permission under the Exchange Control Act 1972 (and related regulations) for the issue and free transfer of Equity Securities (as such term is defined in the Public Notice) of Bermuda companies to and among persons who are non-residents of Bermuda for exchange control purposes as long as Equity Securities of such company are listed on an appointed stock exchange, which includes the NASDAQ Stock Market. This general permission will apply to our common shares, but would cease to apply if we were to cease to be listed on the NASDAQ Stock Market.
In connection with the initial public offering of our common shares (“IPO”) in December 2014, we received consent from the BMA to issue and transfer freely any of our shares, options, warrants, depository receipts, rights loan notes, debt instruments or other securities to and among persons who are either residents or non-residents of Bermuda for exchange control purposes.
The Insurance Act requires that where the shares of the registered insurer, or the shares of its parent company, are traded on a recognized stock exchange, and a person becomes a 10%, 20%, 33% or 50% shareholder controller of the insurer, that person shall, within 45 days, notify the BMA in writing that he has become such a controller. In addition, a person who is a shareholder controller of a Class 3B insurer whose shares or the shares of its parent company (if any) are traded on a recognized stock exchange must serve on the BMA a notice in writing that he has reduced or disposed of his holding in the insurer where the proportion of voting rights in the insurer held by him will have reached or has fallen below 10%, 20%, 33% or 50% as the case may be, not later than 45 days after such disposal. This requirement will apply to us as long as our shares are listed on the NASDAQ Stock Market or another stock exchange recognized by the BMA. The BMA may, by written notice, object to a person holding 10%, 20%, 33% or 50% of our common shares if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce its shareholding in us and may direct, among other things, that the voting rights attaching to its shares shall not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.
JRG Re is also required to notify the BMA in writing in the event any person has become or has ceased to be a controller or an officer of it (an officer includes a director, chief executive or senior executive performing duties of underwriting, actuarial, risk management, compliance, internal audit, finance or investment matters).
Except in connection with the settlement of trades or transactions entered into through the facilities of the NASDAQ Stock Market, our board of directors may generally require any shareholder or any person proposing to acquire our common shares to provide the information required under our bye-laws. If any such shareholder or proposed acquiror does not provide such information, or if our board of directors has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, our board of directors may decline to register any transfer or to effect any issuance or purchase of our common shares to which such request is related.
In addition, the insurance holding company laws and regulations of the states in which our insurance companies are domiciled generally require that, before a person can acquire direct or indirect control of an insurer domiciled in the state, and in some cases prior to divesting its control, prior written approval must be obtained from the insurer’s domiciliary state insurance regulator. In addition to insurance holding company laws and regulations, under the Organizational Permit issued by the California Department of Insurance to Falls Lake Fire and Casualty Company, Falls Lake Fire and Casualty Company, as a new insurer, was required to enter into an agreement with Falls Lake National restricting the transfer of Falls Lake Fire and Casualty Company’s shares for a five-year period commencing January 1, 2016. Specifically, under the agreement, the restriction on share transfer is released automatically without further approval or consent by the California Department of Insurance, or any other party, at the following respective times: 5% at the end of the first year of the 5-year restriction period; an additional 5% at the end of the second year; an additional 10% at the end of the third year; an additional 20% at the end of the fourth year; and the remainder at the end of the fifth year. Therefore, under the Organizational Permit and the Agreement Restricting Shares, Falls Lake National’s ability to directly or indirectly transfer the shares of Falls Lake Fire and Casualty Company to anyone without the prior written approval of the California Department of Insurance is limited. These laws and the similar conditions applicable to Falls Lake Fire and Casualty Company’s shares may discourage potential acquisition proposals and may delay, deter or prevent an investment in or a change of control involving us, or one or more of our regulated subsidiaries, including transactions that our management and some or all of shareholders might consider desirable. Pursuant to applicable laws and regulations, “control” over an insurer is generally presumed to exist if any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing, 10% or more of the voting securities of that reinsurer or insurer. Indirect ownership includes ownership of the Company’s common shares.
Our bye-laws and provisions of Bermuda law may impede or discourage a change of control transaction, which could deprive our investors of the opportunity to receive a premium for their shares.
Our bye-laws and provisions of Bermuda law to which we are subject contain provisions that could discourage, delay or prevent “change of control” transactions or changes in our board of directors and management that certain shareholders may view as beneficial or advantageous. These provisions include, among others:
•
the total voting power of any U.S. person owning more than 9.5% of our common shares was reduced to 9.5% of the total voting power of our common shares, excluding the D. E. Shaw Affiliates and other shareholders that held more than 9.5% of our common shares on the day of completion of our IPO;

•
our board of directors has the authority to issue preferred shares without shareholder approval, which could be used to dilute the ownership of a potential hostile acquiror;

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our shareholders may only remove directors for cause and so long as the D. E. Shaw Affiliates have the right to designate directors, the directors designated by the D. E. Shaw Affiliates may only be replaced by the D. E. Shaw Affiliates;

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there are advance notice requirements for shareholders with respect to director nominations and actions to be taken at annual meetings; and

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under Bermuda law, for so long as JRG Re is registered under the Insurance Act, the BMA may object to a person holding more than 10%, 20%, 33% or 50% of our common shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder.

The foregoing factors, as well as the significant share ownership by the D. E. Shaw Affiliates, could impede a merger, takeover or other business combination, which could reduce the market value of our shares.

We may repurchase your common shares without your consent.
Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder, other than the D. E. Shaw Affiliates and other shareholders holding more than 9.5% of our common shares on the day of completion of our IPO, to sell to us at fair market value the minimum number of common shares which is necessary to avoid or cure any adverse tax consequences or materially adverse legal or regulatory treatment to us, our subsidiaries or our shareholders if our board of directors reasonably determines, in good faith, that failure to exercise our option would result in such adverse consequences or treatment.
Bermuda law differs from the laws in effect in the United States and may afford less protection to holders of our shares.
We are organized under the laws of Bermuda. As a result, our corporate affairs are governed by the Companies Act, which differs in some material respects from laws typically applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Class actions are not available under Bermuda law. The circumstances in which derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.
When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, under our bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of holders of our common shares and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States, particularly the State of Delaware. Therefore, holders of our common shares may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.
Failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and common share price.
As a public company with SEC reporting obligations, we are required to document and test our internal control procedures to satisfy the requirements of Section 404(b) of Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), which require annual assessments by management of the effectiveness of our internal control over financial reporting.
During the course of our assessment, we may identify deficiencies that we are unable to remediate in a timely manner. Testing and maintaining our internal control over financial reporting may also divert management’s attention from other matters that are important to the operation of our business. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404(b) of Sarbanes-Oxley. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or its effect on our operations. Moreover, any material weaknesses or other deficiencies in our internal control over financial reporting may impede our ability to file timely and accurate reports with the SEC. Any of the above could cause investors to lose confidence in our reported financial information or our common share listing on the NASDAQ Stock Market to be suspended or terminated, which could have a negative effect on the trading price of our common shares.
Our bye-laws permit non-employee members of our board of directors (including our directors affiliated with the D. E. Shaw & Co., L.P.) to compete with us, which may result in conflicts of interest.
Our bye-laws provide that no shareholders, or any of its affiliates or members of our board of directors (other than those who are our officers, managers or employees), has any duty to (i) communicate or present to the Company any investment or business opportunity or prospective transaction or arrangement in which the Company may have any interest or expectancy or (ii) refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. D. E. Shaw & Co., L.P. and its affiliates (including the D. E. Shaw Affiliates) are in the business of making investments in companies and our bye-laws will not restrict them, or our two directors affiliated with the D. E. Shaw & Co., L.P., from acquiring and holding interests in businesses that compete directly or indirectly with us. For example, certain affiliates of D. E. Shaw & Co., L.P. are currently engaged in the reinsurance business. D. E. Shaw & Co., L.P., its affiliates and non-employee directors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if we are not able to pursue attractive corporate opportunities because they are allocated by one or more of the D. E. Shaw Affiliates to themselves or their other affiliates instead of being presented to us.
The recently passed Tax Act may have a significant impact on our business and common share price.
On December 22, 2017, Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), was enacted. The Tax Act, which introduced significant changes to the Code, contains provisions that reduce the highest marginal U.S. corporate tax rate from 35% to 21%, impose a base erosion and anti-abuse tax on income of a U.S. corporation determined without regard to certain otherwise deductible payments made to certain foreign affiliates (including premium or other consideration paid or accrued to a related foreign reinsurance company for reinsurance), and accelerates taxable income with respect to certain controlled foreign corporations. These provisions could materially affect us or our shareholders. The Tax Act also includes provisions that could materially affect our shareholders as a result of provisions that broaden the definition of United States shareholder for purposes of the controlled foreign corporation rules and make it more difficult for a foreign insurance company to not be treated as a passive foreign investment company.
The Tax Act is generally effective for taxable years beginning after December 31, 2017, although it contains provisions with separate effective dates, including some with retroactive effect. While we are continuing to study the consequences of the Tax Act, its ultimate impact may differ from the Company’s description below due to changes in interpretations, as well as additional regulatory guidance that may be issued. Although this discussion takes into account provisions enacted under the Tax Act, given the complexity of this new law you are strongly encouraged to consult your own tax advisor regarding its potential impact on the U.S. federal income tax consequences to you in light of your particular circumstances.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information included and incorporated by reference in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. You may identify forward-looking statements by the use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on managements’ current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.
Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included and incorporated by reference in this prospectus supplement as a result of various risks and uncertainties, many of which are beyond our control, including, among others:
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the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves;

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inaccurate estimates and judgments in our risk management may expose us to greater risks than intended;

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the potential loss of key members of our management team or key employees and our ability to attract and retain personnel;

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adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both;

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a decline in our financial strength rating resulting in a reduction of new or renewal business;

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reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships;

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reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships;

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a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities;

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losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events;

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potential effects on our business of emerging claim and coverage issues;

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exposure to credit risk, interest rate risk and other market risk in our investment portfolio;

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changes in laws or government regulation, including tax or insurance law and regulations;

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our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss;

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losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims;

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the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents;

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our ability to manage our growth effectively;

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inadequacy of premiums we charge to compensate us for our losses incurred;

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the recently enacted Tax Act may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders;

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in the event we do not qualify for the insurance company exception to the PFIC rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income tax;

•
the Company or any of its foreign subsidiaries becoming subject to U.S. federal income tax;

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failure to maintain effective internal controls in accordance with Sarbanes-Oxley;

•
changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends; and

•
other risks and uncertainties discussed under “Risk Factors” and elsewhere in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Forward-looking statements speak only as of the date of this prospectus supplement. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not have any obligation, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus supplement, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus supplement or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.
For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should review the discussion under “Risk Factors” in this prospectus supplement, the documents incorporated by reference into this prospectus supplement, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017, and those risks detailed in our subsequent reports and registration statements filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of the document in which they are included.

USE OF PROCEEDS
We will not receive any proceeds from the sale of our common shares by the selling shareholders.
PRICE RANGE OF COMMON SHARES
Our common shares are traded publicly on the NASDAQ Global Select Market and trade under the symbol “JRVR.” The following table presents the high and low market price per share of our common shares for the periods indicated as reported by the NASDAQ Global Select Market. Our common shares began trading on the NASDAQ Global Select Market on December 12, 2014.
	High	Low
Fiscal Year Ending December 31, 2018:
First Quarter	$40.53	$32.17
Second Quarter (through May 9, 2018)	$38.46	$34.98
Fiscal Year Ending December 31, 2017:
First Quarter	$46.20	$39.21
Second Quarter	$44.11	$38.33
Third Quarter	$42.18	$37.28
Fourth Quarter	$44.34	$37.24
Fiscal Year Ending December 31, 2016:
First Quarter	$34.24	$28.68
Second Quarter	$36.14	$25.86
Third Quarter	$38.31	$33.04
Fourth Quarter	$42.17	$35.25
On May 9, 2018, the last reported sale price of our common shares was $38.21 per share. As of May 9, 2018 there were 11 holders of record of our common shares.

DIVIDEND POLICY
During the first quarter of 2018, we paid a dividend of  $0.30 per share, and during the second quarter, we declared a dividend of  $0.30 per share payable on June 29, 2018 to shareholders of record on June 11, 2018. We paid dividends of  $0.30 per share in each of the first three quarters of 2017 and, in the fourth quarter, a dividend of  $0.30 per share, and a special dividend of  $0.50 per share. We paid dividends of  $0.20 per share in each of the first three quarters of 2016 and, in the fourth quarter, a $0.30 per share dividend plus a special dividend of  $1.35 per share. In 2015, we paid a dividend of  $0.16 per share during each quarter, as well as a special dividend of  $1.00 per share during the fourth quarter.
We are a holding company that has no substantial operations of our own, and we rely primarily on cash dividends or distributions from our subsidiaries to pay our operating expenses and dividends to shareholders. The payment of dividends by our insurance and reinsurance subsidiaries is limited under the laws and regulations of their respective domicile. These regulations stipulate the maximum amount of annual dividends or other distributions available to shareholders without prior approval of the relevant regulatory authorities. Additionally, dividends from our U.S. subsidiaries to our U.K. intermediate holding company are subject to a 5% U.S. federal income tax imposed by withholding. Under U.K. domestic law, no withholding tax is applied to dividends paid by U.K. tax resident companies. As a result of such regulations, or a change in applicable tax law, we may not be able to pay our operating expenses as they become due and our payment of future dividends to shareholders may be limited. See “Risks Relating to this Offering and Ownership of Our Common Shares — We depend upon dividends and distributions from our subsidiaries, and we may be unable to distribute dividends to our shareholders to the extent we do not receive dividends from our subsidiaries,” and “— Dividends paid by our U.S. subsidiaries to James River UK may not be eligible for benefits under the U.S.-U.K. income tax treaty”.
The declaration, payment and amount of future dividends is subject to the discretion of our board of directors. Our board of directors will give consideration to various risks and uncertainties, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, when determining whether to declare and pay dividends, as well as the amount thereof. Our board of directors may take into account a variety of factors when determining whether to declare any future dividends, including (1) our financial condition, liquidity, results of operations (including our ability to generate cash flow in excess of expenses and our expected or actual net income), retained earnings and collateral and capital requirements, (2) general business conditions, (3) legal, tax and regulatory limitations, (4) contractual prohibitions and other restrictions, (5) the effect of a dividend or dividends upon our financial strength ratings and (6) any other factors that our board of directors deems relevant.

SELLING SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common shares held as of May 9, 2018 by the selling shareholders, the number of shares offered under this prospectus supplement and accompanying prospectus and the shares to be beneficially owned following the offering by the selling shareholders. The percentage of beneficial ownership is based on 29,867,182 common shares outstanding as of May 9, 2018.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.
Name	Number of Shares Owned Before the Offering	Percent Before the Offering	Shares Offered Hereby	Number of Shares Owned After the Offering	Percent After the Offering
D. E. Shaw Affiliates	3,297,238(1)	11.0%	3,297,238	0	—

(1)
Includes 573,723 common shares owned directly by D. E. Shaw CF-SP Franklin, L.L.C.; 1,624,436 common shares owned directly by D. E. Shaw CH-SP Franklin, L.L.C. and 1,099,079 common shares owned directly by D. E. Shaw Oculus Portfolios, L.L.C. (collectively, such shares, the “Subject Shares”). Each of the D. E. Shaw Affiliates has the power to dispose of and vote the Subject Shares directly owned by it.

D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of each of the D. E. Shaw Affiliates, may be deemed to have the shared power to vote or direct the vote of the Subject Shares, and the shared power to dispose or direct the disposition of the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as the managing member of DESCO LLC, may also be deemed to have the shared power to vote or direct the vote of the Subject Shares, and the shared power to dispose or direct the disposition of the Subject Shares. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of each of the D. E. Shaw Affiliates, may be deemed to have the shared power to vote or direct the vote of the Subject Shares, and the shared power to dispose or direct the disposition of the Subject Shares. As general partner of DESCO LP, D. E. Shaw & Co., Inc. (“DESCO Inc.”) may be deemed to have the shared power to vote or to direct the vote of the Subject Shares and the shared power to dispose or direct the disposition of the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. None of DESCO LLC, DESCO II Inc., DESCO LP, or DESCO Inc. owns any common shares directly, and each such entity disclaims beneficial ownership of the Subject Shares, except to the extent of any pecuniary interest therein. David E. Shaw does not own any common shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of the Subject Shares and the shared power to dispose or direct the disposition of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares except to the extent of any pecuniary interest therein. Bryan Martin and David Zwillinger, directors of the Company, are each officers of DESCO LP and thus may be deemed to have the shared power to vote or to direct the vote of the Subject Shares and the shared power to dispose or direct the disposition of the Subject Shares. Bryan Martin and David Zwillinger disclaim beneficial ownership of the Subject Shares, except to the extent of each such person’s pecuniary interest therein. This information was provided to us by the D. E. Shaw Affiliates. The address of the D. E. Shaw Affiliates is 1166 Avenue of the Americas, Sixth Floor, New York, New York 10036.
Based solely upon information provided to the Company by each of the D. E. Shaw Affiliates, none of such parties is a broker-dealer, but each of such parties (a) has an affiliate that is a broker-dealer, (b) purchased securities of the Company in the ordinary course of business, and (c) at the time of the purchase of the securities now proposed to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

Material Relationships with the Selling Shareholders
We are parties to a number of agreements with the D. E. Shaw Affiliates and their affiliates. In December 2014, we completed our IPO. In our IPO, the D. E. Shaw Affiliates sold 6,670,762 common shares in the aggregate, representing 56.8% of the common shares sold in the offering. In connection with the consummation of our IPO in December 2014, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the D. E. Shaw Affiliates and other parties, pursuant to which, among other things, the D. E. Shaw Affiliates received certain “demand” and “piggyback” registration rights with respect to the common shares that such parties own. Additionally, our bye-laws contain rights in favor of the D. E. Shaw Affiliates, among other things, to designate a director. Bryan Martin and David Zwillinger, Class I members of our board of directors with a term that continues until our annual general meeting of shareholders in 2021, are affiliates of the D. E. Shaw Affiliates. Mr. Martin was designated as a Class I director by the D. E. Shaw Affiliates at our 2018 annual general meeting of shareholders. Following the completion of this offering, the D. E. Shaw Affiliates will no longer have the right to designate any directors. Additionally, we are a party to an indemnification agreement with the D. E. Shaw Affiliates, and have entered into investment transactions with affiliates of the D. E. Shaw Affiliates.
For additional information regarding these relationships see “Description of Our Share Capital” in the accompanying prospectus, and “Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 30, 2018 which is incorporated herein by reference.

TAX CONSIDERATIONS
Bermuda Tax Considerations
At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our common shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our common shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.
United Kingdom Tax Considerations
James River Group Holdings UK Limited, a holding company incorporated under the laws of England and Wales (“James River UK”), should be treated as taxable in the U.K.
We intend to operate in such a manner so that none of our companies other than those companies incorporated in the U.K. should be resident in the U.K. for tax purposes or have a permanent establishment in the U.K. Accordingly, we expect that none of our companies other than James River UK should be subject to U.K. taxation. However, since applicable law and regulations do not conclusively define the activities that constitute conducting business in the U.K. through a permanent establishment, the HM Revenue & Customs in the U.K. might contend successfully that one or more of our other companies is conducting business in the U.K. through a permanent establishment in the U.K. or is subject to the U.K. diverted profits tax.
U.S. Federal Income Tax Considerations
The following discussion summarizes certain U.S. federal income tax considerations relating to the Company and its subsidiaries (the “Group”) and to buying, holding and selling common shares of the Company sold in this offering. The legal conclusions as to matters of U.S. federal income tax law included in this discussion are, subject to the limitations, qualifications and assumptions set forth below, the opinion of our tax counsel, Bryan Cave Leighton Paisner LLP. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code (the “Regulations”), court decisions, administrative interpretations and the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland (On Behalf of the Government of Bermuda) Relating to the Taxation of Insurance Enterprises and Mutual Assistance in Tax Matters (the “Bermuda Treaty”), all as currently in effect. Court decisions and administrative interpretations are not necessarily binding on the Internal Revenue Service (the “IRS”). The Code, Regulations, administrative interpretations, court decisions and the Bermuda Treaty are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative changes could affect the information, beliefs and conclusions in this summary. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. Unless otherwise expressly provided herein, the tax consequences under U.S. state and local tax laws and foreign tax laws are not addressed. This discussion is not a complete analysis of all of the tax considerations that may be relevant to the decision to acquire our common shares.
Unless otherwise expressly stated herein, this discussion only addresses U.S. federal income tax considerations relevant to a “U.S. person” (as defined below) who holds our common shares as “capital assets” within the meaning of Section 1221 of the Code (a “U.S. Holder”). Unless otherwise expressly stated herein, references to our common shares refer only to the common shares issued in this offering. Unless otherwise noted, this discussion does not address aspects of U.S. federal income taxation that may be relevant to a shareholder that is subject to special rules such as:
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an investor that is not a citizen or resident of the United States;

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a financial institution or insurance company;

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a mutual fund;

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a tax-exempt organization;

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a broker or dealer in securities or foreign currencies;

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an investor that holds common shares not issued in this offering;

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a trader in securities that elects to apply a mark to market method of tax; or

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a shareholder that holds our common shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction.

For the purposes of this discussion, a “U.S. person” means an investor who beneficially owns one or more of our common shares and who is:
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an individual citizen or resident of the United States;

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a corporation or other entity treated as a corporation for U.S. federal income tax purposes that was created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

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an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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any trust if  (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Prospective investors that are partnerships or partners in a partnership are strongly urged to consult their own tax advisors regarding the particular consequences of owning our common shares.
The recently passed Tax Act may have a significant impact on the Company.
On December 22, 2017, Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), was enacted. The Tax Act, which introduced significant changes to the Code, contains provisions that reduce the highest marginal U.S. corporate tax rate from 35% to 21%, impose a base erosion and anti-abuse tax (“BEAT”) on income of a U.S. corporation determined without regard to certain otherwise deductible payments made to certain foreign affiliates (including premium or other consideration paid or accrued to a related foreign reinsurance company for reinsurance), and accelerates taxable income with respect to certain controlled foreign corporations. These provisions could materially affect us or our shareholders. The Tax Act also includes provisions that could materially affect our shareholders as a result of provisions that broaden the definition of United States shareholder for purposes of the controlled foreign corporation (“CFC”) rules and make it more difficult for a foreign insurance company to avoid being treated as a passive foreign investment company (“PFIC”).
The Tax Act is generally effective for taxable years beginning after December 31, 2017, although it contains provisions with separate effective dates, including some with retroactive effect. While we are continuing to study the consequences of the Tax Act, its ultimate impact may differ from the Company’s description below due to changes in interpretations, as well as additional regulatory guidance that may be issued. Although this discussion takes into account provisions enacted under the Tax Act, given the complexity of this new law you are strongly encouraged to consult your own tax advisor regarding its potential impact on the U.S. federal income tax consequences to you in light of your particular circumstances.
Base Erosion and Anti-Abuse Tax. The Tax Act’s BEAT provision imposes a minimum tax on “applicable taxpayers,” which are generally corporations that are part of a group with at least $500 million of applicable annual gross receipts and that make certain payments to related foreign persons, including payments that are deductible for U.S. tax purposes, payments to purchase depreciable or amortizable property, and reinsurance payments. BEAT subjects the “modified taxable income” of an applicable taxpayer to tax at a rate of 5% in 2018, 10% in 2019 – 2025, and 12.5% in 2026 and thereafter. In general, modified taxable income is calculated by adding back to a taxpayer’s regular taxable income the amount of certain “base erosion tax benefits” with respect to certain payments to foreign affiliates, as well as the “base erosion percentage” of any net operating loss deductions. BEAT applies only to the extent it exceeds a taxpayer’s regular corporate income tax liability (determined without regard to certain tax credits).
In response to the Tax Act, we made changes to our structure in 2018 to minimize the impact of the BEAT that included the formation of Carolina Re Ltd. (“Carolina Re”), a Bermuda-domiciled, wholly owned subsidiary of James River Group, Inc. Carolina Re is a Class 3A reinsurer that will make an election to be taxed as a U.S. domestic corporation under Section 953(d) of the Code. Effective January 1, 2018, we generally discontinued ceding 70% of our U.S.-written premiums to JRG Re and instead ceded 70% of our U.S.-written premiums to Carolina Re. Carolina Re also entered into a stop loss reinsurance agreement with JRG Re. While Carolina Re is subject to U.S. corporate income tax, we will not be subject to BEAT in 2018 if we have sufficient regular U.S. income tax liability compared to the BEAT liability. The applicability of BEAT depends on a number of factors, and it is uncertain whether we will be subject to BEAT in future periods.
U.S. Federal Income Taxation of the Company, JRG Re, James River UK and Carolina Re
The Company, JRG Re, and James River UK (each a “Foreign Company,” and together, the “Foreign Companies”) are foreign corporations for U.S. federal income tax purposes. Carolina Re is incorporated under the laws of Bermuda, but is taxed as a U.S. domestic corporation as a result of an election under Section 953(d) of the Code. The Group believes that the activities of each of the Foreign Companies, as contemplated, will not constitute being engaged in the conduct of a trade or business within the United States, although there can be no assurance the IRS will not successfully assert that any of the Foreign Companies is engaged in the conduct of a trade or business within the United States. Because the Company believes that each of the Foreign Companies will not be engaged in the conduct of a trade or business within the United States, the Company does not expect any of the Foreign Companies to be subject to U.S. federal income tax, except as described below.
The determination as to whether the Foreign Companies are engaged in the conduct of a trade or business within the United States is factual in nature and must be made annually. Neither the Code nor the applicable Regulations provide a general definition of what constitutes being engaged in the conduct of a trade or business within the United States, and the limited case law on the subject does not provide definitive guidance. The case law that exists generally provides that a foreign corporation will be treated as engaged in the conduct of a trade or business within the United States if it regularly and continuously carries out business activities in the United States.
If the Foreign Companies were deemed to be engaged in the conduct of a trade or business within the United States, such entities generally would become subject to U.S. federal income tax on their taxable income treated as “effectively connected” to such trade or business and such income would be taxed at regular corporate rates, subject to the application of the Bermuda Treaty, discussed below. In addition, the Foreign Companies would become subject to U.S. branch profits tax on their earnings and profits that are both “effectively connected” with their trade or business in the United States, with certain adjustments, and deemed repatriated out of the United States. The highest marginal U.S. federal income tax rates currently are 21% for a corporation’s effectively connected income and 30% for the “branch profits” tax. The U.S. federal income tax liability of the Foreign Companies would generally be computed in the same manner that applies to the income of a U.S. corporation, except that deductions and credits would generally only be available for tax years where U.S. income tax returns were filed. If the Foreign Companies were deemed to be engaged in the conduct of a trade or business within the United States, then such entities may be subject to penalties if they fail to file tax returns.
The United States and Bermuda currently are parties to the Bermuda Treaty, which is applicable to insurance enterprises resident in Bermuda. If JRG Re is entitled to the benefits under the Bermuda Treaty, JRG Re would not be subject to U.S. federal income tax on any income found to be effectively connected with the conduct of a trade or business within the United States unless that trade or business is conducted through a permanent establishment in the United States. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. The Company and JRG

Re intend for JRG Re to conduct its activities in such a manner as to minimize the risk that the Company and JRG Re will be considered as having a permanent establishment in the United States, although there can be no assurance that they will achieve this result. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if  (1) more than 50% of its common shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (2) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens (the “Bermuda Treaty Benefits Test”). The Company believes that JRG Re (i) is currently entitled to the benefits under the Bermuda Treaty as an insurance enterprise and (ii) will satisfy the Bermuda Treaty Benefits Test. However, the ownership of the Company’s common shares may change, and we cannot assure you that the JRG Re is or will continue to be entitled to the benefits under the Bermuda Treaty.
Even if the Foreign Companies are not engaged in the conduct of a trade or business within the United States, they will be subject to U.S. federal income tax on certain fixed or determinable annual or periodic gains, profits and income, such as dividends and certain interest on investments, if any, from sources within the United States. Generally, this tax is imposed by withholding 30% of the payments, or deemed payments, to the Foreign Companies that are subject to this tax, and is eliminated with respect to certain types of U.S. source income, such as interest on certain debt instruments. Withholding tax may also be reduced or eliminated by treaty. If the Foreign Companies are treated as engaged in the conduct of a trade or business within the United States, the 30% withholding tax only applies to payments that are not effectively connected with such trade or business. In addition, dividends paid by our U.S. subsidiaries to James River UK may be subject to the same withholding tax, which, if applicable, may adversely affect our ability to deploy our capital in a tax efficient manner. However, the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains (the “UK Treaty”) may reduce the rate of withholding tax on certain dividends to 5%.
The United States imposes an excise tax (the “FET”) on insurance and reinsurance premiums paid to any foreign insurer or reinsurer with respect to insureds located in the United States at a rate of  (1) 4 cents for each dollar (or fractional part thereof) of the premiums paid for direct casualty insurance and indemnity bond premiums and (2) 1 cent for each dollar (or fractional part thereof) of the premiums paid for reinsurance premiums and for direct insurance premiums for life, sickness and accident policies and annuity contracts. The IRS has taken the position in Revenue Ruling 2016-3 that it will no longer apply the one-percent FET to premiums paid on a policy of reinsurance issued by one foreign reinsurer to another foreign reinsurer each time a U.S. risk is insured, reinsured or retroceded between two non-U.S. entities. However, the IRS will impose a one-percent FET to reinsurance premiums paid on a policy of reinsurance issued by a foreign reinsurer to either (i) a foreign insurer that has elected to be treated as a domestic corporation under Section 953(d) of the Code; or (ii) a foreign insurer or reinsurer that is exempt from excise tax on the premiums it receives under Section 4373(1) of the Code because the premiums are effectively connected to the conduct of a U.S. trade or business.
U.S. Federal Taxation of Dividends and Other Distributions on Our Common Shares
Subject to the discussion below regarding PFICs, CFCs and related person insurance income, cash distributions paid with respect to common shares of the Company will constitute ordinary dividend income to a U.S. Holder to the extent paid out of current or accumulated earnings and profits, and U.S. Holders generally will be subject to U.S. federal income tax upon receipt of such dividends. To the extent the amount of the distribution exceeds the current and accumulated earnings and profits of the Company, such excess will be treated first as a tax-free return of tax basis in the common shares, and then, to the extent such excess amount exceeds tax basis in the common shares, as capital gain and will be treated as described below in the section relating to the disposition of our common shares.
Dividends paid by the Company to certain non-corporate U.S. Holders (including individuals) generally will be taxable at lower rates if the dividends constitute “qualified dividend income,” we are a “qualified foreign corporation,” and other conditions discussed below are met. A non-U.S. corporation is treated as a qualified foreign corporation (1) with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States (such as the NASDAQ Stock Market) or (2) if such non-U.S. corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-U.S. corporation will not be treated as a qualified foreign corporation if it is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year. We believe, but we cannot assure you, that dividends we pay on our common shares generally should, subject to applicable limitations, be eligible for such reduced rates of taxation since our stock is readily tradable on the NASDAQ Stock Market.
Even if we are treated as a qualified foreign corporation, a non-corporate U.S. Holder will not be eligible for reduced rates of taxation if it does not hold our common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such U.S. Holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the reduced rate will not apply to dividends of a qualified foreign corporation if the non-corporate U.S. Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.
Any dividends paid will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.
As discussed under “— Medicare Tax” below, certain U.S. Holders that are individuals, estates or trusts may be subject to an additional tax at the rate of 3.8% on all or a portion of their “net investment income,” which may include all or a portion of their income arising from a distribution with respect to our common shares.
Dividends paid by a non-U.S. corporation generally will be treated as foreign-source income for foreign tax credit limitation purposes. However, as discussed below under “— Foreign Tax Credit,” Section 904(h) of the Code treats dividends paid by a non-U.S. corporation that is at least 50% owned by U.S. Holders as income derived from sources within the United States rather than from sources without the United States for foreign tax credit purposes to the extent the non-U.S. corporation has earnings and profits in the taxable year of such dividend and at least 10% of such earnings and profits is attributable to sources within the United States. The effect of this rule may be to treat a portion of the dividends paid by us as United States-source income for foreign tax credit purposes.
Dispositions of Our Common Shares
Generally, the difference between a U.S. Holder’s basis in its shares and the amount realized on the sale, exchange or other disposition of its shares will be includible in gross income as capital gain or loss, subject to the relevant discussion in this summary relating to the potential application of the CFC and PFIC rules and Section 1248 of the Code. If a U.S. Holder’s holding period for its shares is more than one year, any gain will generally be subject to U.S. federal income tax at the rates applicable to long-term capital gain, subject to the PFIC provisions discussed below.
Under Section 1248 of the Code, any gain from the sale or exchange by a U.S. 10% Shareholder (as defined under “— Controlled Foreign Corporation” below) of shares in a CFC may be treated as a dividend to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares, subject to certain adjustments. If gain from the sale or exchange of our common shares is recharacterized as dividend income under Section 1248 of the Code, the gain may be treated as “qualified dividend income” to non-corporate taxpayers and eligible for a reduced rate of taxation, subject to the public trading and holding period requirements discussed above and PFIC provisions discussed below.
Section 1248 also applies to the sale or exchange of shares by a U.S. person in a foreign corporation that earns RPII (as defined below) and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a U.S. corporation. Such dividend treatment applies to a U.S. person subject to the RPII rules regardless of whether such U.S. person is a U.S. 10% Shareholder or whether the CFC meets either one of the first two RPII exceptions described below (i.e., the 20% ownership exception and the RPII 20% gross income exception). The proposed Regulations do not specifically address whether Section 1248 of the Code applies when an upper tier foreign corporation does not earn RPII directly and does not have U.S. 10% Shareholders but such foreign corporation has an insurance company subsidiary that is a CFC for purposes of requiring U.S. persons to take RPII into account.
The Company believes that it would be reasonable for a U.S. Holder to take the position that Section 1248 of the Code should not apply to dispositions of our common shares because the Company should not be a CFC, as discussed below under “— Controlled Foreign Corporation”. However, there can be no assurance that the IRS will interpret the proposed Regulations in this manner or that the Treasury Department will not amend such Regulations, or issue other Regulations, to provide that Section 1248 of the Code applies to dispositions of our common shares.
Potential investors are strongly urged to consult their own tax advisors regarding the application of these provisions to the disposition of our common shares.
Passive Foreign Investment Companies
In general, a foreign corporation is treated as a PFIC if 75% or more of its gross income constitutes “passive income” (as defined below) or 50% or more of its assets produce, or are held for the production of, passive income.
For purposes of the PFIC tests, “passive income” generally includes interest, dividends, annuities and other investment income. Under a look-through rule, we will also be treated as owning a proportionate share of the assets and income of any other corporation of which we are a 25% or greater shareholder (by value).
The PFIC rules include an exception for qualifying insurance companies (“QIC”) actively engaged in the conduct of an insurance business (the “Insurance Company Exception”). Generally, a QIC is a company (1) that would be subject to tax under special provisions related to insurance companies if the company was a U.S. entity, and (2) the applicable insurance liabilities of which constitute more than 25% of its total assets as reported on the company’s applicable financial statement. The Insurance Company Exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income.
Our belief that we are not and have not been a PFIC is based, in part, on the fact that the PFIC rules include the Insurance Company Exception and we believe we are a QIC. However, the scope of this exception is not entirely clear, especially with respect to the active conduct of an insurance business requirement in its application to holding companies indirectly engaged in an insurance business, and, other than recently issued proposed Regulations, there are no administrative pronouncements, judicial decisions or current Regulations that provide guidance as to the application of the PFIC rules to insurance companies. New Regulations or pronouncements interpreting or clarifying these rules may be forthcoming. Additionally, legislation relating to the Insurance Company Exception could be enacted by the current Congress or future Congresses. As a result, we cannot assure you that we will not be deemed a PFIC by the IRS. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation.
If we are a PFIC for any taxable year during which we are a CFC within the meaning of the Code and you are a U.S. 10% Shareholder (as defined under “— Controlled Foreign Corporation” below) with respect to us, we generally will not be treated as a PFIC with respect to you for the portion of such taxable year that you are a U.S. 10% Shareholder.
Generally, U.S. Holders of a PFIC are required to file an annual information report on IRS Form 8621 with respect to any PFICs in which they own a direct or indirect interest. Prospective investors are strongly urged to consult with their own tax advisors regarding the application of the PFIC rules to their investment and their particular filing obligations.

Controlled Foreign Corporation
Under the CFC rules of the Code, certain U.S. Holders may under certain circumstances be required to include as ordinary income for United States federal income tax purposes amounts attributable to some or all of our earnings in advance of the receipt of cash attributable to such amounts if the Company or certain of its subsidiaries is a CFC. A non-U.S. corporation generally will be classified as a CFC if U.S. persons, each of whom owns, directly, indirectly, or constructively, at least 10% of the voting power or value of such corporation’s stock (“U.S. 10% Shareholders”), own in the aggregate more than 50% of the voting power or value of the stock of such corporation. As a result of the Tax Act, which eliminated the prohibition on “downward attribution” from non-U.S. persons to U.S. persons under the CFC constructive ownership rules, the Company’s U.S. subsidiaries should be deemed to own all of the stock of the Company’s non-U.S. subsidiaries (other than James River UK) for purposes of classifying a corporation as a CFC. Under these rules, if a foreign corporation is a CFC, each U.S. 10% Shareholder who owns directly or indirectly shares of the CFC on the last day of the CFC’s taxable year must annually include in its taxable income its pro rata share of the CFC’s “subpart F income,” even if no distributions are made. In general (subject to the special rules applicable to “related person insurance income” described below), for purposes of taking into account insurance income, a foreign insurance company will be treated as a CFC if U.S. 10% Shareholders collectively own more than 25% of the voting power or value of the company’s shares at any point during any year.
Subpart F income generally includes passive investment income, such as interest, dividends, and certain rent and royalties, and certain insurance income, including underwriting and investment income that is attributable to the issuing or reinsuring of any insurance or annuity contract, and that, absent an exception, generally would be taxed under the insurance company provisions of the Code if such income were the income of a U.S. insurance company.
In addition, U.S. 10% Shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property. Further, as discussed below under “— Medicare Tax,” an inclusion of subpart F income by a U.S. 10% Shareholder will generally not be treated as a dividend for purposes of calculating the 3.8% tax on “net investment income.”
Potential investors are strongly urged to consult their own tax advisors to determine whether their ownership of our common shares will cause them to become a U.S. 10% Shareholder and the impact of such a classification.
Related Person Insurance Income
A different definition of CFC is applicable in the case of a foreign corporation which earns related person insurance income (“RPII”). RPII is subpart F insurance income of a foreign corporation attributable to insurance policies or reinsurance contracts where the person that is directly or indirectly insured or reinsured is a U.S. person who owns, directly, indirectly through foreign entities, or constructively, any amount of stock in such foreign corporation (a “RPII Shareholder”) or a “related person” (as defined below) to such RPII Shareholder. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by a RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. Control is defined as ownership, directly or indirectly, of more than 50% of either the value or voting power of the stock of a person after applying certain constructive ownership rules.
For purposes of taking into account RPII, and subject to the exceptions described below, a Foreign Company will be treated as a CFC if U.S. persons collectively own, directly, indirectly, or constructively, 25% or more of the total combined voting power or value of its stock on any day during a taxable year. If a Foreign Company is a CFC under the special RPII rules, a U.S. Holder that owns our common shares on the last day of any such taxable year must include in gross income for U.S. federal income tax purposes such U.S. Holder’s allocable share of RPII of such Foreign Company for the entire taxable year, subject to certain modifications.
RPII Exceptions
The RPII rules do not apply to the Foreign Companies if: (1) direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, own, or are treated at all times during the taxable year as owning, directly or indirectly through foreign entities, less than 20% of the voting power and less than 20% of the value of the stock of such Foreign Company or (2) such Foreign Company’s RPII, determined on a gross basis, is less than 20% of such Foreign Company’s gross insurance income for such taxable year.
The Company does not believe that the 20% gross insurance income threshold has been met or will be met. However, if a Foreign Company’s RPII, determined on a gross basis, is 20% or more of such Foreign Company’s gross insurance income for such taxable year, a U.S. Holder that owns any common shares on the last day of the Foreign Companies’ taxable year will be required to include such U.S. Holder’s allocable share of such Foreign Company’s RPII for the entire taxable year in such U.S. Holder’s gross income for U.S. federal income tax purposes.
Computation of RPII
In order to determine how much RPII, if any, the Foreign Companies have earned in each taxable year, the Group intends to obtain and rely upon information from the Company’s major shareholders and the Foreign Companies’ ceding companies to determine whether any of the ceding companies or the direct and indirect insureds or persons related to such insureds are direct or indirect U.S. shareholders. We likely will not be able to determine whether any of the underlying insureds of its ceding companies are RPII Shareholders or related persons to such shareholders. Accordingly, the Group may not be able to determine accurately whether the Foreign Companies qualify for any RPII exception; or what the gross amount of RPII earned by the Foreign Companies in a given taxable year would be. The Group will take reasonable steps that it believes to be advisable to obtain the necessary information to determine the availability of the RPII exceptions and the amount of insurance income that is RPII. However, there can be no assurance that the Group will be able to obtain all necessary information to make the determinations.
Apportionment of RPII to U.S. Persons
If a Foreign Company earns RPII, every RPII Shareholder who directly or indirectly owns shares of the Company on the last day of any taxable year of the Company should expect that for such year the RPII Shareholder will be required to include in gross income its share of the Foreign Company’s RPII for the portion of the taxable year during which the Foreign Company was a CFC under the RPII provisions, whether or not distributed, even though such shareholders may not have owned the shares throughout such period. A RPII shareholder who owns Company shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of the Company’s RPII.
If the Company makes a distribution of RPII to a U.S. Holder with respect to such U.S. Holder’s common shares, the distribution will not be taxable to the extent such RPII has been allocated to and included in such U.S. Holder’s gross income for the taxable year in which the distribution was paid or for any prior year.
Uncertainty as to Application of the CFC and RPII Rules
The courts have not interpreted the RPII provisions and there are no definitive Regulations interpreting the RPII provisions, although proposed Regulations have existed since 1991. It is unclear whether the IRS will adopt the proposed Regulations or what changes or clarifications might ultimately be made to the proposed Regulations. Additionally, considerable uncertainty exists regarding the CFC rules pertaining to insurance. Any changes to the proposed and final Regulations governing CFCs and RPII, or any interpretation or application of the CFC and RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning and application of the CFC insurance and RPII provisions are uncertain. Finally, there can be no assurance that any amounts of subpart F insurance income or RPII inclusions reported by the Group to a U.S. Holder will not be subject to adjustment based upon subsequent IRS examination. Prospective investors are strongly urged to consult their own tax advisors as to the effects of these uncertainties and as to the effects that the CFC insurance and RPII provisions may have on them and on their investment in our common shares.
Basis Adjustments
A U.S. Holder’s tax basis in its common shares will be increased by the amount of any subpart F income that such U.S. Holder includes in income under either the RPII or non-RPII CFC rules. Similarly, a

U.S. Holder’s tax basis in its common shares will be reduced by the amount of distributions of subpart F income that are excluded from income.
Information Reporting
Under certain circumstances, U.S. 10% Shareholders and RPII Shareholders of a CFC that own shares directly or indirectly through a foreign entity may be required to file IRS Form 5471. Furthermore, U.S. persons that directly or indirectly acquire 10% or more of the voting power or value of the shares of a foreign corporation may be required to file IRS Form 5471 in certain circumstances even if the entity is not a CFC.
Accordingly, if the Foreign Companies’ gross RPII for a taxable year constitutes 20% or more of its gross insurance income for the period, and the 20% ownership exception described above does not apply, any U.S. person treated as owning, directly or indirectly, any of the Company’s common shares on the last day of the Company’s taxable year will be subject to the RPII rules and will be required to file IRS Form 5471. In addition, a U.S. Holder that owns, directly or indirectly, more than 10% of the vote or value of the Company’s outstanding common shares at any time during the Company’s taxable year will be required in certain circumstances to file IRS Form 5471 even if the Foreign Companies are not CFCs.
In addition, a U.S. person that transfers more than $100,000 in a 12-month period to a foreign corporation is required to file IRS Form 926 with the transferor’s U.S. federal income tax return for the year of the transfer.
Failure to file IRS Form 5471 and Form 926 may result in penalties.
A U.S. Holder may also have to file Form 8938 with respect to such U.S. Holder’s common shares, as discussed below under “— Disclosure Requirements for Specified Foreign Financial Assets.”
Tax-Exempt Shareholders
A tax-exempt entity that owns (directly, indirectly through a non-U.S. entity or constructively) any shares of stock in a CFC is generally required to treat as unrelated business taxable income (“UBTI”) the portion of any amount of subpart F insurance income included in such tax-exempt entity’s gross income under the CFC and RPII rules discussed above if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder.
If the Foreign Companies were treated as CFCs for a taxable year, then any tax-exempt entity treated as a U.S. 10% Shareholder would be required to treat a portion of the Group’s subpart F insurance income as UBTI. Moreover, if JRG Re’s gross RPII were to equal or exceed 20% of its gross insurance income and the 20% ownership exception for RPII did not apply, then tax-exempt entities owning common shares of the Company would be required to treat a portion of the Group’s RPII as UBTI even if such tax-exempt entities were not treated as U.S. 10% Shareholders. Additionally, a tax-exempt entity that is treated as a U.S. 10% Shareholder or a RPII Shareholder must file IRS Form 5471 in the circumstances described above.
Potential investors that are tax-exempt entities are strongly urged to consult their own tax advisors as to the potential impact of the subpart F insurance income and UBTI provisions of the Code.
Disclosure Requirements for Specified Foreign Financial Assets
Individual U.S. Holders (and certain U.S. entities specified in IRS guidance) who, during any taxable year, hold any interest in any “specified foreign financial asset” generally will be required to file with their U.S. federal income tax returns a statement (on IRS Form 8938) setting forth certain information if the aggregate value of all such assets exceeds $50,000. “Specified foreign financial asset” generally includes any financial account maintained with a non-U.S. financial institution and may also include our common shares if they are not held in an account maintained with a U.S. financial institution. Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply.
U.S. Holders should consult their own tax advisors regarding the application of this filing requirement.

Information Reporting and Backup Withholding
Paying agents and custodians located in the United States will be required to comply with certain IRS information reporting requirements with respect to payments of dividends, if any, on our common shares payable to shareholders of the Company or to paying agents or custodians located within the United States. In addition, a holder may be subject to backup withholding at the rate of 28% with respect to dividends paid by such persons unless such holder either (1) is a corporation, a non-U.S. person or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Sales of our common shares through brokers by certain holders also may be subject to backup withholding, subject to certain exceptions. Backup withholding tax is not an additional tax and may be credited against a holder’s regular U.S. federal income tax liability.
U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules.
Foreign Account Tax Compliance
The FATCA provisions of the Code generally impose a 30% withholding tax regime with respect to (1) certain U.S. source income (including interest and dividends) and gross proceeds from any sale or other disposition after (December 31, 2018) of property that can produce U.S. source interest or dividends (“withholdable payments”) and (2) “passthru payments” (generally, withholdable payments and payments that are attributable to withholdable payments) made by foreign financial institutions (“FFIs”).
As a general matter, FATCA was designed to require U.S. persons’ direct and indirect ownership of certain non-U.S. accounts and non-U.S. entities to be reported to the IRS. The application of the FATCA withholding rules were phased in beginning July 1, 2014, with withholding on foreign passthru payments made by FFIs taking effect after the later of January 1, 2019 or the date of publication of final Regulations defining the term foreign passthru payment.
The United States has entered into intergovernmental agreements between the United States and Bermuda and between the United States and the United Kingdom (the “IGAs”), which potentially modify the FATCA withholding regime described above with respect to us and our common shares. There can be no certainty as to whether we, Carolina Re or JRG Re will be treated as a FFI under FATCA. Prospective investors in our common shares should consult their tax advisors regarding the potential impact of FATCA, the IGAs and any non-U.S. legislation implementing FATCA on their potential investment in our common shares.
Medicare Tax
Certain U.S. Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest, dividends and gains from the sale or other disposition of capital assets. An inclusion of subpart F income by a U.S. 10% Shareholder will not be treated as a dividend for purposes of calculating the 3.8% tax on net investment income. However, actual distributions with respect to such income, which as previously taxed income will not be subject to U.S. federal income tax, will be treated as dividends for purposes of calculating net investment income and this 3.8% tax. Each U.S. Holder that is an individual, estate or trust should consult its own tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of common shares.
Changes in U.S. Tax Law
Apart from enactment of the Tax Act, other legislative proposals or administrative or judicial developments could also result in an increase in the amount of U.S. tax payable by us or by an owner of our shares or reduce the attractiveness of our products. Any such developments could materially adversely affect our results of operations.

UNDERWRITING
We, the selling shareholders and Morgan Stanley & Co. LLC have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of common shares indicated in the following table.
Underwriter	Number of Shares
Morgan Stanley & Co. LLC	3,297,238
The underwriter is committed to take and pay for all of the common shares being offered, if any are taken.
The underwriter may offer the common shares from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may effect such transactions by selling common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.
The offering of the common shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.
We estimate that our share of the total expenses of the offering will be approximately $200,000. We have also agreed to reimburse the underwriter for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. (“FINRA”) up to a maximum of  $10,000.
We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.
Lock-Up Agreements
We, our executive officers, directors and the selling shareholders have agreed to enter into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter, subject to limited exceptions,
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offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of our common shares or any securities convertible into or exchangeable or exercisable for our common shares, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act, with respect to any of the foregoing; or

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enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common shares, whether any such swap, hedge or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

These restrictions will be in effect for a period of 45 days after the date of the underwriting agreement. At any time and without public notice, the underwriter may, in its sole discretion, release all or some of the securities from these lock-up agreements.
These restrictions also apply to securities convertible into or exchangeable or exercisable for or repayable with common shares to the same extent as they apply to our common shares. They also apply to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
Notwithstanding the foregoing, 17,305 common shares beneficially owned by one of our directors will not be subject to the foregoing restrictions and may be sold by such director at any time, subject to the requirements of Rule 144 of the Securities Act.

Price Stabilization and Short Positions
To facilitate the offering of our common shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares, including:
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stabilizing transactions;

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short sales; and

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purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. These transactions may also include making short sales of our common shares, which involve the sale by the underwriter of a greater number of common shares than they are required to purchase in this offering, which transactions are referred to as “naked short sales.”
The underwriter must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering.
As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time without notice. The underwriter may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.
Electronic Distribution
The prospectus supplement and accompanying prospectus may be made available in electronic format by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter’s websites and any information contained on any other website maintained by the underwriter is not part of such documents, has not been approved and/or endorsed by the underwriter or us and should not be relied upon by investors.
Relationships
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, the underwriter and/or its affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.
Selling Restrictions
Other than in the United States, no action has been taken by us, the selling shareholders or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, the underwriter has represented and agreed that with effect from and, including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares offered hereby which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and, including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:
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to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity that has two or more of  (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

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to fewer than 100 natural or legal persons or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

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in any other circumstances which do not require the publication by us of a prospectus under Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
The underwriter has represented and agreed that:
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it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the common shares offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

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it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares offered hereby in, from or otherwise involving the U.K.

LEGAL MATTERS
The validity of the common shares offered hereby will be passed upon for us by Conyers Dill & Pearman Limited with respect to Bermuda law. Selected legal matters as to U.S. law in connection with this offering will be passed upon for us by Bryan Cave Leighton Paisner LLP, New York, New York. Certain attorneys at Bryan Cave Leighton Paisner LLP involved in the representation of the Company own, in the aggregate, approximately 2,600 shares of the Company. Willkie Farr & Gallagher LLP, New York, New York is representing the underwriter in this offering. Debevoise & Plimpton LLP, New York, New York, is acting as counsel to the selling shareholders.
EXPERTS
The consolidated financial statements of James River Group Holdings, Ltd. appearing in James River Group Holdings, Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including schedules appearing therein), and the effectiveness of James River Group Holdings, Ltd.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC registration statements on Form S-3, of which this prospectus supplement and the accompanying prospectus is a part. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statements and the exhibits and schedules to the registration statements. For further information with respect to our Company and the securities registered hereby, reference is made to the registration statement, including the exhibits and schedules to the registration statements. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and the accompanying prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statements, each statement is qualified in all respects by the exhibit to which the reference relates.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents contain specific information regarding us. You may read and copy these documents at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. Our common shares are listed on the NASDAQ Global Select Market under the ticker symbol “JRVR.” Our SEC filings are also available (free of charge) from our web site at http://www.JRGH.net, the contents of which are not a part of, and shall not be deemed to be a part of, this prospectus supplement and accompanying prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement and accompanying prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:
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our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 1, 2018;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 4, 2018;

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our Current Report on Form 8-K, filed on February 22, 2018, April 16, 2018 and May 2, 2018 (in each case excluding the information furnished under Items 2.02 and all exhibits filed that pertain to the information disclosed under Item 2.02 thereof);

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our Definitive Proxy Statement on Schedule 14A, filed on March 30, 2018 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017); and

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the description of common shares set forth in our registration statement on Form 8-A filed on December 9, 2014, as supplemented by the “Description of Share Capital” included in the accompanying prospectus, including any and all amendments and reports filed for the purpose of updating that description.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.
We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request of any person, without charge, a copy of any or all of the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. Requests for copies in writing or by telephone should be directed to:
James River Group Holdings, Ltd.
Wellesley House, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08 Bermuda
Attn: Kevin Copeland
Phone: (441) 278-4573
You may also obtain a copy of these filings from our Internet web site at http://www.JRGH.net. Please note, however, that the information on our Internet web site, other than the documents listed above, is not incorporated into this prospectus supplement by reference and should not be considered a part of this prospectus supplement and accompanying prospectus.

PROSPECTUS
JAMES RIVER GROUP HOLDINGS, LTD.
$250,000,000
COMMON SHARES, PREFERRED SHARES, DEBT SECURITIES
DEPOSITARY SHARES, WARRANTS, UNITS
James River Group Holdings, Ltd., from time to time, may offer, issue and sell, together or separately, up to $250,000,000 in the aggregate of  (1) common shares, par value $0.0002 per share; (2) preferred shares, par value $0.00125 per share; (3) debt securities, which may be senior or subordinated; (4) depositary shares; (5) warrants to purchase common shares, preferred shares or other securities; and (6) units consisting of two or more classes of the securities registered hereunder. The selling shareholders may also offer and sell, from time to time, up to 14,047,238 common shares. We will not receive any of the proceeds from the sale of our common shares by selling shareholders.
This prospectus contains a general description of the securities we or the selling shareholders may offer. We will provide specific terms of any offering in a supplement to this prospectus. In the prospectus supplement relating to any sales by selling shareholders, we will, among other things, identify the number of common shares that each of the selling shareholders will be selling. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before deciding to invest.
Our common shares are listed on the NASDAQ Global Select Market under the symbol “JRVR.” We expect that any common shares sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. Any prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ Global Select Market or any other securities exchange of the other securities covered by the prospectus supplement.
The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution” on page 24 of this prospectus. If any agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from any such sale of securities by us will also be set forth in the applicable prospectus supplement.
Consider carefully the “Risk Factors” beginning on page 4, in any accompanying prospectus supplement, and in the reports we file with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference into this prospectus before deciding to invest in any of these securities.
We are an “emerging growth company” under applicable SEC rules and are eligible for reduced public company reporting requirements.
Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 14, 2016.

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ABOUT THIS PROSPECTUS
Unless the context indicates or suggests otherwise, references in this prospectus to “the Company,” “we,” “us” and “our” refer to James River Group Holdings, Ltd. and its consolidated subsidiaries.
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using the SEC’s “shelf” registration rules. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, and any selling shareholder named herein or in an applicable prospectus supplement may offer from time to time, in one or more offerings, our common shares. We have provided to you in this prospectus a general description of the securities we or the selling shareholders may offer and the general manner in which the securities can be offered. Each time we or the selling shareholders sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and the manner in which they may be offered. We and any underwriter or agent that we may from time to time retain may also provide you with other information relating to an offering, which we refer to as “other offering material.” A prospectus supplement or any such other offering material provided to you may include a discussion of any risk factors or other special considerations applicable to those securities or to us and may also include, if applicable, a discussion of material tax considerations. We may also add, update or change in the prospectus supplement or such other offering material any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the applicable prospectus supplement or other offering material, you should rely on the information in the prospectus supplement or other offering material; provided, that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided to you. You should read this prospectus and any prospectus supplement or other offering material together with additional information described under the heading “Where You Can Find More Information.”
The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s public reference room mentioned under the heading “Where You Can Find More Information.”
You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below. We or the selling shareholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We or the selling shareholders are not making an offer to sell these securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
We or the selling shareholders may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us or the selling shareholders directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

JAMES RIVER GROUP HOLDINGS, LTD.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company. We own and operate a group of specialty insurance and reinsurance companies with the objective of generating compelling returns on tangible equity while limiting volatility. We seek to do this by earning profits from insurance underwriting while opportunistically investing our capital to grow tangible equity for our shareholders. Our group includes three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. In all of our segments, we tend to focus on accounts associated with small or medium-sized businesses.
We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 40141. We were incorporated on May 30, 2007 under the name Franklin Holdings (Bermuda), Ltd. On September 18, 2014 we changed our name to James River Group Holdings, Ltd. Our principal executive office is located at Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke HMM 08, Bermuda, and our phone number is (441) 278-4580. Our website can be found at http://www.JRGH.net, the contents of which are not a part of, and shall not be deemed to be a part of, this prospectus.
Each prospectus supplement may include additional information about us.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. You can identify forward-looking statements by the use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on managements’ current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.
Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included and incorporated by reference in this prospectus as a result of various factors, many of which are beyond our control, including, among others:
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the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves;

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inaccurate estimates and judgments in our risk management may expose us to greater risks than intended;

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the potential loss of key members of our management team or key employees and our ability to attract and retain personnel;

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adverse economic factors, including recession, inflation, periods of high unemployment or lower economic activity could adversely affect our growth and profitability;

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a decline in our financial strength rating resulting in a reduction of new or renewal business;

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reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships;

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existing or new regulations that may inhibit our ability to achieve our business objectives or subject us to penalties or suspensions for non-compliance or cause us to incur substantial compliance costs;

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a failure of any of the loss limitations or exclusions we employ;

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potential effects on our business of emerging claim and coverage issues;

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exposure to credit risk, interest rate risk and other market risk in our investment portfolio;

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losses in our investment portfolio;

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the cyclical nature of the insurance and reinsurance industry, resulting in periods during which we may experience excess underwriting capacity and unfavorable premium rates;

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additional government or market regulation;

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our reinsurance business being subject to loss settlements made by ceding companies and fronting carriers;

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a forced sale of investments to meet our liquidity needs;

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our ability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us;

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our underwriters and other associates taking excessive risks;

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losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims;

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the potential impact of internal or external fraud, operational errors, systems malfunctions or cybersecurity incidents;

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our ability to manage our growth effectively;

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competition within the casualty insurance and reinsurance industry;

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an adverse outcome in a legal action that we are or may become subject to in the course of our insurance and reinsurance operations;

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in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation, including a higher tax rate on dividends received from us and any gain realized on a sale or other disposition of our common shares, as well as an interest charge;

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the Company, James River Group Holdings UK Limited, a holding company incorporated under the laws of England and Wales, or JRG Reinsurance Company, Ltd., a Bermuda domiciled reinsurance company and a wholly-owned subsidiary of the Company, becoming subject to U.S. federal income taxation;

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failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002;

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the ownership of a significant portion of our outstanding shares by affiliates of D. E. Shaw & Co., L.P. (the “D. E. Shaw Affiliates”) and their resulting ability to exert significant influence over matters requiring shareholder approval in a manner that could conflict with the interests of other shareholders, and additionally, the D. E. Shaw Affiliates having certain rights with respect to board representation and approval rights with respect to certain transactions;

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changes in our financial condition, regulations or other factors that may restrict our ability to pay dividends; and

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other risks and uncertainties discussed under “Risk Factors” and elsewhere in this prospectus.

Forward-looking statements speak only as of the date of this prospectus. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not have any obligation, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should review the discussion under “Risk Factors” in this prospectus, the applicable prospectus supplement, the documents incorporated by reference into this prospectus, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, and those risks detailed in our subsequent reports and registration statements filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of the document in which they are included.
RISK FACTORS
Investing in our securities involves risk. You should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.
USE OF PROCEEDS
We do not currently know the number or types of securities that ultimately will be sold pursuant to this prospectus or the prices at which such securities will be sold. We will retain broad discretion over the use of the net proceeds to us from any sale of the securities described in this prospectus. The net proceeds from any sale of our securities by us under this prospectus will be used for (i) general corporate purposes, including but not limited to working capital, capital expenditures and other business opportunities, or (ii) any other purpose specified in the applicable prospectus supplement.
We will not receive any of the proceeds from the sale of our securities by any selling shareholder.
RATIO OF EARNINGS TO FIXED CHARGES
Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document that we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities or preferred shares in the future.
GENERAL DESCRIPTION OF THE OFFERED SECURITIES
We may from time to time offer under this prospectus, separately or together, issue up to an aggregate of  $250,000,000:
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common shares;

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preferred shares, which may be represented by depositary shares as described below;

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debt securities, which may be senior or subordinated, and may be convertible into or exchangeable for common stock;

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warrants to purchase from us common shares, preferred shares or other securities; and

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units, each representing a combination of two or more of the foregoing securities.

In addition, the selling shareholders may also offer and sell from time to time, in one or more offerings, up to 14,047,238 common shares.

DESCRIPTION OF OUR SHARE CAPITAL
The following description of our share capital is a summary and is based on the provisions of our third amended and restated bye-laws (our “bye laws”) and the applicable provisions of the Bermuda Companies Act of 1981 (the “Companies Act”). This information is qualified entirely by reference to the applicable provisions of our memorandum of association, our bye-laws and the Companies Act. For information on how to obtain copies of our memorandum of association and bye-laws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information.”
Share Capital
Our authorized share capital consists of 200,000,000 common shares, par value $0.0002 per share, and 20,000,000 preferred shares, par value $0.00125 per share.
Preferred Shares
Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preferred shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.
Common Shares
Common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange. Under certain circumstances and subject to the provisions of Bermuda law and our bye-laws, we may be required to make an offer to repurchase shares held by members. All shares sold pursuant to this shelf offering will be, when issued, fully paid and non-assessable.
Dividend Policy
The board may, subject to Bermuda law and our bye-laws, declare a dividend to be paid to our members as of a record date determined by the board, in proportion to the number of shares held by such holder, subject to any rights of holders of preferred shares. No unpaid dividend shall bear any interest.
Voting Rights
In general, and subject to the adjustments described below, shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of members. Under our bye-laws, if, and so long as, the votes conferred by the “Controlled Shares” (as defined below) of any person would otherwise cause such person (or any other person) to be treated as a “9.5% Shareholder” (as defined below) with respect to any matter (including, without limitation, election of directors), the votes conferred by the Controlled Shares owned by shareholders of such person’s “Controlled Group” (as defined below) will be reduced (and will be automatically reduced in the future) by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares of such person will not result in any other person being treated as a 9.5% Shareholder with respect to the vote on such matter. These reductions will be made pursuant to formulas provided in our bye-laws, as applied by the board within its discretion. Under these provisions certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Any person who was a 9.5% Shareholder as of the end of the business day that our initial public offering (the “IPO”) was consummated is exempt from these voting restrictions. The D. E. Shaw Affiliates and The Goldman Sachs Group, Inc. and its affiliate, JRVR Investors Offshore, L.P. (together, the “Goldman Entities”), are not subject to these provisions.
“Controlled Shares” means, in reference to any person, all shares that such person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of any U.S. person, constructively (within the meaning of Section 958(b) of the Code); “Controlled Group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other member any of whose shares are included in the Controlled Shares of such person; “9.5% Shareholder” means a U.S. person (other than a 9.5% Excluded Person) that (a) owns (within the meaning of Section 958(a) of the Code) any shares; and (b) owns, is deemed to own, or constructively owns Controlled Shares which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares (in each case as determined pursuant to Section 958(b) of the Code); “9.5% Excluded Person” means any person who was, immediately after the consummation of the IPO, a 9.5% Shareholder pursuant to the definition of 9.5% Shareholder, which was the D. E. Shaw Affiliates and the Goldman Entities.
In addition, our bye-laws provide that the board may determine that certain shares, shall not carry voting rights or shall have reduced voting rights to the extent that the board reasonably determines, by the affirmative vote of a majority of the directors, that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to us, any of our subsidiaries or any shareholder or its affiliates, provided that the Board will use reasonable efforts to ensure equal treatment to similarly situated members to the extent possible under the circumstances.
Our bye-laws authorize us to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be adjusted as described above. If, after a reasonable cure period, a member fails to respond to a request by us for information or submits incomplete or inaccurate information in response to a request, the board may eliminate the shareholder’s voting rights. A member will be required to notify us in the event it acquires actual knowledge that it or one of its investors is the actual, deemed or constructive owner of 9.5% or more of our controlled shares.
Certain Bye-laws Provisions
The provisions of our bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons’ terms.
Number of Directors
Our bye-laws provide that the board shall consist of eight directors or such number in excess thereof as our board of directors may determine, with the consent of at least one of the directors designated by the D. E. Shaw Affiliates (for so long as the D. E. Shaw Affiliates collectively own more than 20% of the outstanding common shares). Also, our bye-laws provide that for so long as the D. E. Shaw Affiliates collectively beneficially own shares representing at least (1) 25% of the outstanding common shares, the D. E. Shaw Affiliates shall have the right to designate two directors to the board of directors and (2) 10% (but less than 25%) of the outstanding common shares, the D. E. Shaw Affiliates shall have the right to designate one director to the board of directors.
Classified Board of Directors
In accordance with the terms of our bye-laws, our board is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. Our bye-laws further provide that the authorized number of directors may be increased only by resolution of the board, with the consent of at least one of the directors designated by the D. E. Shaw Affiliates (for so long as the D. E. Shaw Affiliates collectively beneficially own more than 20% of the outstanding common shares). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.
Limitations on Voting for Directors
Our bye-laws provide that for so long as the D. E. Shaw Affiliates collectively beneficially own more than 20% of the outstanding common shares, the D. E. Shaw Affiliates shall not have the right to vote their shares with respect to the election of certain designated directors and their successors (“Excluded

Directors”). If the board of directors consists of an even number of directors, the number of Excluded Directors will be the number representing 50% of the board or directors. If the board of directors consists of an odd number of directors, the number of Excluded Directors will be the minimum number of directors that represents a majority of the board of directors.
Removal of Directors
Our directors may be removed only for cause by the affirmative vote of the holders of at least 50% of our voting shares. Any vacancy on our board, including a vacancy resulting from an enlargement of our board, may be filled only by vote of a majority of our directors then in office. So long as the D. E. Shaw Affiliates collectively beneficially own a sufficient number of the outstanding common shares required to designate a director at an annual meeting, the D. E. Shaw Affiliates may designate the replacement of any removed director who was designated by the D. E. Shaw Affiliates.
Shareholder Action by Written Consent
Our bye-laws provide that shareholder action may be taken at an annual meeting or special meeting of shareholders. Shareholder action may also be taken by written consent in lieu of a meeting for so long as the D. E. Shaw Affiliates collectively beneficially own no less than 25% of the outstanding common shares and the D. E. Shaw Affiliates have signed the written consent. Failure to satisfy any of the requirements for a shareholder meeting or the written consent could delay, prevent or invalidate shareholder action. At such time as the D. E. Shaw Affiliates no longer beneficially own at least 25% of the outstanding common shares, the right to shareholder action by written consent will be eliminated to the fullest extent permitted under Bermuda law.
Shareholder Advance Notice Procedure
Our bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the shareholder’s notice must be delivered to or mailed and received by us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 25 days before or after such anniversary date, we must receive the notice not earlier than 120 days prior to such annual general meeting and not later than the later of 70 days prior to the date of the general meeting or the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. The notice must include the following information:
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the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

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a representation that the shareholder is a holder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

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if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

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such other information regarding each nominee to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the board of directors;

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a brief description of any business desired to be brought before the general meeting, the text of the proposal or business, the reasons for conducting such business at the general meeting and any material interest in such business of such shareholder;

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if applicable, the consent of each nominee to serve as a director if elected; and such other information that the board of directors may request in its discretion;

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the class and number of shares that are held of record or beneficially owned by the shareholder;

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a description of any agreement, arrangement or understanding in order to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder;

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the principal amount of and description of indebtedness of the Company or any of its subsidiaries that is held by the shareholder;

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a representation as to whether the shareholder intends or is part of a group that intends to deliver a proxy statement to shareholders or to otherwise solicit proxies from other shareholders; and

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such other information that the board of directors may request in its discretion.

Right to Repurchase Our Common Shares in the Event of Adverse Tax Consequences
Under our bye-laws and subject to the law of Bermuda, we have the option, but not the obligation, to purchase all or part of the shares of the Company held by a shareholder, other than any shareholder that owns more than 9.5% of the total voting power of our common shares as of the consummation of the IPO, at fair market value (as determined by the average closing sales prices of the shares on certain exchanges, or if there is no sales price or quotation available, by an investment advisor selected by our board of directors and reasonably approved by the shareholder whose shares are being purchased) to the extent that the board of directors determines that such shareholder’s ownership of such common shares may result in an adverse tax consequence or materially adverse legal or regulatory treatment for the Company or any of its subsidiaries or any other person; provided that the board of directors will use reasonable efforts to exercise such discretion equally among similarly situated shareholders. The D. E. Shaw Affiliates and the Goldman Sachs Entities are not subject to this provision.
Amendments to Memorandum of Association and Bye-laws
Amendments to our bye-laws require an affirmative vote of the majority of our board and a majority of the votes cast at any annual or special meeting of shareholders. Amendments to our memorandum of association require an affirmative vote of the majority of our board and 66.67% of the outstanding shares then entitled to vote at any annual or special meeting of shareholders. Our bye-laws also provide that specified provisions of our bye-laws may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of 66.67% of the directors then in office and the holders of at least 66.67% of the issued and outstanding shares then entitled to vote at any annual or special meeting of shareholders, including the provisions governing voting, the election of directors, our classified board, director removal and amendments to our bye-laws and memorandum of association. In addition, so long as the D. E. Shaw Affiliates collectively beneficially own at least 20% of the outstanding common shares, no amendment to the memorandum of association or bye-laws which would have a material adverse effect on the D. E. Shaw Affiliates may be made without consent of the D. E. Shaw Affiliates.
These provisions make it more difficult for any person to remove or amend any provisions in our memorandum of association and bye-laws that may have an anti-takeover effect.
Certain D. E. Shaw Affiliate Rights
For so long as the D. E. Shaw Affiliates collectively beneficially own at least 20% of the outstanding common shares of the Company, until the third anniversary of the consummation of the IPO, the approval of a D. E. Shaw Affiliates designated director is required for (1) us to sell all or substantially all of our assets, merge, consolidate or enter into another similar business combination transaction, subject to certain limited exceptions involving, among other things, related party transactions or proposed related party transactions and (2) the appointment, removal, termination or replacement of our chairman of the board, chief executive officer, chief operating officer or our chief financial officer. In addition, during such three year period, so long as the D. E. Shaw Affiliates collectively beneficially own at least 20% of the outstanding shares of the Company, subject to applicable listing requirements, a director designated by the D. E. Shaw Affiliates is entitled to serve as chair of our board’s compensation committee and a director designated by the D. E. Shaw Affiliates also has the right to attend meetings of any committee of our board.
Meetings of Shareholders
Our annual general meeting is held each year. A special general meeting is held when, in the judgment of the Chairman, any two directors, any director and our secretary or the board, such a meeting is necessary. In addition, upon receiving a requisition from holders of at least 10% of our voting shares, the board shall convene a special general meeting. At least two or more persons representing more than 50% of our aggregate voting power must be present to constitute a quorum for the transaction of business at a general meeting, provided that if we shall at any time have only one member, one member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time. No shareholder may participate in any general meeting during which the shareholder (or shareholder’s representative) is physically present in the United States. As determined according to certain adjustments of voting power specified in our bye-laws (See “— Voting Rights”), questions proposed for consideration by the shareholders will be decided by the affirmative vote of the majority of the votes cast.
Corporate Opportunities
Our bye-laws provide that, except for persons that are officers, managers or employees of the Company, and directors who are officers, managers or employees of the Company, no shareholder nor any of its affiliates, or any of its or their respective directors, officers, employees, agents, general or limited partners, managers, members, or shareholders, in any case whether or not one of our directors or officers, have any duty to communicate or present any investment or business opportunity or prospective transaction, agreement, arrangement, or other economic advantage to us. In addition, to the fullest extent permitted by law, such persons may engage in businesses competitive with ours. In our bye-laws we explicitly renounce any interest of the Company in such opportunities and any expectation that such opportunities will be offered to us.
Market Listing
We list our common shares on the NASDAQ Global Select Market under the symbol “JRVR.”
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Broadridge Corporate Issuer Solutions, Inc.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be senior, senior subordinated or subordinated obligations and, unless otherwise specified in the prospectus supplement, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
As a holding company, our operations are conducted through our insurance and reinsurance subsidiaries, and most of our cash flow, and consequently, our ability to service debt, including the debt securities, is dependent upon the earnings of those subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends. The payment of dividends by our insurance and reinsurance subsidiaries is limited under the laws and regulations of their respective domicile. These regulations stipulate the maximum amount of annual dividends or other distributions available to shareholders without prior approval of the relevant regulatory authorities. Additionally, dividends from our U.S. subsidiaries to our U.K. holding company are subject to a 5% withholding tax by the IRS. Under U.K. domestic law, no withholding tax is applied to dividends paid by U.K. tax resident companies.
Because we are a holding company, we rely on dividends from, and permitted payments under tax and expense-sharing arrangements with, our subsidiaries to meet our liquidity needs, and therefore to make payments in respect of our securities. As such, any securities we issue will be structurally subordinated to the indebtedness and other liabilities, if any, of our subsidiaries, including claims of our subsidiaries’ policyholders, trade and general creditors, and any taxing authorities. Any claims we have as an unsecured creditor of one of our subsidiaries would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to the indebtedness held by us.
The debt securities will be issued under an indenture between us and a trustee to be identified in the applicable prospectus supplement. We have summarized select portions of the indenture below. However, you should not rely on this summary because the applicable indenture, and not this summary, defines your rights as a holder of the debt securities. When the debt securities are offered in the future, a prospectus supplement and the information incorporated by reference, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement and information incorporated by reference will supplement and, if applicable, may modify or replace the general terms described in this section. This summary and any description of debt securities in the applicable prospectus supplement or information incorporated by reference is subject to and is qualified in its entirety by reference to all the provisions of the applicable indenture, as such indenture may be supplemented, amended or modified from time to time as provided therein. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.
The registered holder of a debt security will be treated as the owner of it for all purposes. Only registered holders will have rights under the applicable indenture.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board and set forth or determined in the manner provided in a resolution of our board, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue debt securities under the indenture, which may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered the aggregate principal amount and the following terms of the debt securities, if applicable:
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the title and ranking of the debt securities (including the terms of any subordination provisions);

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the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

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any limit on the aggregate principal amount of the debt securities;

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the date or dates on which the principal of the securities of the series is payable;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

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the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

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any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

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the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

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the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

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any provisions relating to any security provided for the debt securities;

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any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

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any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

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any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

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the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

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any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

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whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. Any guarantor of our debt securities will become a party to the indenture.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Unless we state otherwise in the applicable prospectus supplement, each debt security will be represented by either one or more global securities issued in book-entry form and registered in the name of The Depository Trust Company, or the “depositary”, or a nominee of the depositary (we will refer to any debt security represented by a global debt security in book-entry form as a “global debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, global debt securities will not be issuable in certificated form.
Certificated Debt Securities
You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System
Each global debt security will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary and bear any required legends.
No global debt security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:
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the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case, we fail to appoint a successor depositary qualified to act as depositary within 90 days of such event;

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an event of default is continuing with respect to the debt securities of the applicable series;

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we execute and deliver to the trustee an officer’s certificate to the effect that such global debt security shall be so exchangeable; or

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any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global debt security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global debt security for all purposes under the applicable indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:
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entitled to have the debt securities registered in their names;

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entitled to physical delivery of certificated debt securities; or

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considered to be holders of those debt securities under the applicable indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global debt security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global debt security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.
Ownership of beneficial interests in a global debt security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.
Payments, transfers and exchanges relating to beneficial interests in a global debt security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we nor any agents of ours or the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global debt security.
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
No Protection in the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any person (a “successor person”) unless:
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we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of Bermuda or any U.S. domestic jurisdiction and expressly assumes by supplemental indenture our obligations on the debt securities and under the indenture; and

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immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

Upon the assumption by the successor person of the obligations under the indenture, the successor person will be substituted for us, and, except in the case of a lease of all or substantially all of our assets, we will be relieved of any further obligations under the indenture and the debt securities.
Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of their properties to us.
Events of Default
“Event of Default” means with respect to any series of debt securities, any of the following:
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default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of thirty days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the thirty-day period);

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default in the payment of principal of any security of that series at its maturity;

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of ninety days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than twenty-five percent of the principal amount of the outstanding debt securities of that series as provided in the indenture;

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certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of us; or

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any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than twenty-five percent of the principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of  (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default occurs and is continuing with respect to the debt securities of any series and if it is known to a responsible officer of the trustee, the trustee shall provide to the depositary, in the case of global debt securities, or mail to holders, in the case of certificated debt securities, a notice of Default within ninety days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.
Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
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that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series;

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the holders of not less than twenty-five percent of the principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security reasonably satisfactory to the trustee to institute the proceeding as trustee; and

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the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and the trustee has failed to institute the proceeding within sixty days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
Modification and Waiver
We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:
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to cure any ambiguity, defect, mistake or inconsistency;

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to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

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to provide for uncertificated securities in addition to or in place of certificated securities;

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to add guarantees with respect to debt securities of any series or secure debt securities of any series;

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to surrender any of our rights or powers under the indenture;

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to add covenants or events of default for the benefit of the holders of debt securities of any series;

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to comply with the applicable procedures of the applicable depositary;

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to make any change that does not adversely affect the rights of any holder of debt securities in any material respect;

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to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

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to add to, change or eliminate any provision in respect of one or more series of debt securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) shall become effective only when there is no such debt security outstanding;

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to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

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to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “TIA”).

We may also modify and amend the indenture or the debt securities with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:
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reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

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reduce the principal amount of discount securities payable upon acceleration of maturity;

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waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

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make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

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make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

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waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance
The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
Defeasance of Certain Covenants
The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:
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we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

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any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:
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depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

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delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default
In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.
Satisfaction and Discharge of Indenture
In addition to “Legal Defeasance” and “Defeasance of Certain Covenants” set forth above, the indenture will be satisfied and discharged with respect to a particular series of debt securities if:
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We deliver to the trustee for cancellation all of the debt securities of such series then outstanding; or

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All of the debt securities of such series have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and we deposit and amount of cash or U.S. government obligations sufficient to pay the principal of and premium, if any, and interest on those debt securities to the date of maturity or redemption.

The Trustee
Each prospectus supplement will identify the trustee selected for the applicable indenture.
If an Event of Default occurs and is continuing, the trustee must exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent individual would exercise or use under the circumstances in the conduct of such individual’s own affairs.
The indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If, after the occurrence of a default under the indenture, the trustee acquires any conflicting interest within the meaning of the TIA, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest, unless the default has been cured, waived or otherwise eliminated within the 90-day period.
No Personal Liability of Directors, Officers, Employees or Stockholders
None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES
We describe in this section the general terms of depositary shares. We will describe the specific terms of any depositary shares issued in a prospectus supplement. The following description of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipt that will be filed with the SEC in connection with any particular offering of depositary shares.
General
We may offer fractional interests in preferred shares, rather than full preferred shares. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred shares. The depositary shares will be evidenced by depositary receipts issued under the depositary agreement. For a description of our preferred shares, see “Description of Our Share Capital — Share Capital — Preferred Shares.”
The shares of any series of preferred shares underlying the depositary shares will be deposited under a deposit agreement between us and the depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000. The depositary will be identified in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred shares underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.
Dividends and Other Distributions
The depositary will distribute all cash dividends, if any, and other cash distributions, if any, received in respect of the preferred shares to the record holders of depositary shares representing the preferred shares in proportion to the number of depositary shares owned by such holders on the relevant record date.
If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.
Withdrawal
Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you will be entitled to receive the number of preferred shares and any money or other property represented by such depositary shares. We will not issue partial preferred shares. If you deliver depositary receipts evidencing a number of depositary shares that represent other than a whole number of preferred shares by surrender for redemption or exchange, the depositary will issue to you a new depositary receipt evidencing the remainder of depositary shares at the same time that the preferred shares are withdrawn. Holders of preferred shares received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those preferred shares.
Redemption of Depositary Shares
Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred shares underlying the depositary shares will be convertible or exchangeable into any other class or series of our share capital.
If the series of the preferred shares underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred shares held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred shares that the depositary share bears to the underlying preferred shares. Whenever we redeem preferred shares held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing the preferred shares redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.
Voting the Preferred Shares
Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred shares. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the depositary as to how the preferred shares underlying the holder’s depositary shares should be voted. The depositary will be required to vote, insofar as practicable, the number of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.
Amendment and Termination of the Deposit Agreement
We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts of a particular series or class will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares of such series or class then outstanding. Additionally, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, approval is also required by the holders of depositary receipts representing not less than a specified percentage or all of the depositary shares of such series or class then outstanding, as provided in the applicable prospectus supplement. The deposit agreement may be terminated by us or the depositary only if:
•
all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities;

•
there has been a final distribution on the preferred shares underlying the depositary shares relating to the deposit agreement in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares evidenced by depositary receipts; or

•
the holders of depositary receipts representing not less than a specified majority of the outstanding depositary shares relating to the deposit agreement have consented to such termination.

Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of the related class or series of preferred shares and any redemption of such preferred shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement for their accounts.
The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of preferred shares evidenced thereby until all such taxes and charges with respect to such depositary receipt or such preferred shares are paid by the holders thereof.
Miscellaneous
The depositary will forward to the holders of depositary receipts all reports and communications that we must furnish to the holders of the preferred shares.

Neither we nor the depositary will be liable for any damages if, by law or any circumstance beyond our control, either of us is prevented or delayed in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of the duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON
SHARES, PREFERRED SHARES OR OTHER SECURITIES
The following is a description of the warrants that we may issue from time to time. The particular terms relating to the warrants, which may be different from or in addition to the terms described below, will be described in a prospectus supplement relating to the warrants.
We may issue warrants to purchase common shares or our preferred shares, depositary shares, senior debt securities, senior subordinated debt securities, subordinated debt securities or any combination thereof. The warrants may be issued independently or together with any other securities and may be attached or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants of any series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
The applicable prospectus supplement will describe the terms of any warrants and the related offering in respect of which this prospectus is being delivered, including the following:
•
the title of the warrants;

•
the aggregate number of the warrants;

•
the price or prices at which the warrants will be issued;

•
the designation and terms of the underlying securities purchasable upon exercise of the warrants and the number of such underlying securities initially issuable upon exercise of the warrants;

•
the price or prices at which the warrants may be exercised to purchase the securities underlying them;

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the date on which the right to exercise the warrants will commence and the date on which the right shall expire;

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if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•
if applicable, the designation and terms of the other securities with which the warrants are issued and the number of such warrants issued with each such underlying warrant;

•
if applicable, the date on and after which the warrants and other securities will be separately transferable;

•
information with respect to book-entry procedures, if any;

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if applicable, a discussion of certain U.S. federal income tax considerations and tax considerations under the laws of the United Kingdom and Bermuda law;

•
the procedures and conditions relating to the exercise of the warrants; and

•
any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

In the case of warrants to purchase our share capital, certain provisions may allow or require the exercise price payable and/or the number of common shares purchasable upon warrant exercise to be adjusted upon the occurrence of events described in the applicable prospectus supplement, including the issuance of a share dividend or a combination, subdivision or reclassification of shares; the issuance of rights, warrants or options to all common and preferred shareholders entitling them to purchase our common shares for an aggregate consideration per share less than the current market price per common share; and any other events described in the prospectus supplement.

DESCRIPTION OF UNITS
We may issue units consisting of common shares, preferred shares, debt securities, warrants, rights or any combination of those securities. The applicable prospectus supplement will describe their terms of any units and the related offering in respect of which this prospectus is being delivered, including the following:
•
the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately or exchanged for or converted into any other securities;

•
the terms of any unit agreement governing the units;

•
if applicable, a discussion of certain U.S. federal income tax considerations and Bermuda law; and

•
the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION
We or the selling shareholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:
•
the terms of the offering;

•
the names of any underwriters or agents;

•
the name or names of any managing underwriter or underwriters;

•
the purchase price of the securities;

•
the net proceeds from the sale of the securities;

•
any delayed delivery arrangements;

•
any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•
any initial public offering price;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any commissions paid to agents.

We may issue to the holders of our common shares on a pro rata basis for no consideration, subscription rights to purchase our common shares or preferred shares. These subscription rights may or may not be transferable by shareholders. The applicable prospectus supplement will describe the specific terms of any offering of our common or preferred shares through the issuance of subscription rights, including the terms of the subscription rights offering, the terms, procedures and limitations relating to the exchange and exercise of the subscription rights and, if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of common or preferred shares through the issuance of subscription rights. Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the maximum gross proceeds of the securities that may be sold under this prospectus.
Sales through Underwriters or Dealers
If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us, or the selling shareholders, as applicable. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.
If dealers are used in the sale of securities offered through this prospectus, we or the selling shareholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents
We or the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us or the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We or the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.
Delayed Delivery Contracts
If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
Market Making, Stabilization and Other Transactions
Unless the applicable prospectus supplement states otherwise, each series of offered securities offered by us will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we or the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.
Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
Derivative Transactions and Hedging
We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.
Electronic Auctions
We or the selling shareholders may also make sales through the Internet or through other electronic means. Since we or the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.
Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us or the selling shareholders, as applicable, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of  “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.
Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.
General Information
Agents, underwriters and dealers may be entitled, under agreements entered into with us, to indemnification by us or the selling shareholders against certain liabilities, including liabilities under the Securities Act.

SELLING SHAREHOLDERS
The following table sets forth information as of December 31, 2015, with respect to the selling shareholders and our common shares beneficially owned by the selling shareholders that may from time to time be offered or sold pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Information concerning the selling shareholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates if and when necessary. The selling shareholders may offer all, some or none of their common shares. We cannot advise you as to whether the selling shareholders will in fact sell any or all of such common shares.
	Common Shares Beneficially Owned		Common Shares that May be Offered for Resale	Common Shares Beneficially Owned After the Sale of the Maximum Number of Common Shares
Selling Shareholder	Number of Shares	Percentage of Common Shares Outstanding	Number of Shares	Number of Shares	Percentage of Common Shares Outstanding
The D. E. Shaw Affiliates(1)	14,047,238	48.5%	14,047,238	0	—

(1)
Includes 2,444,231 common shares held directly by D. E. Shaw CF-SP Franklin, L.L.C.; 6,920,594 common shares held directly by D. E. Shaw CH-SP Franklin, L.L.C. and 4,682,413 common shares held directly by D. E. Shaw Oculus Portfolios, L.L.C. (collectively, the “Subject Shares”). Each of the D. E. Shaw Affiliates has the power to dispose of the Subject Shares directly owned by it. The D. E. Shaw Affiliates retain voting power over 12,154,460 common shares in the aggregate (the “Voting Shares”). The D. E. Shaw Affiliates have granted irrevocable voting proxies to each of J. Adam Abram, our Chairman and Chief Executive Officer, Robert Myron, our President and Chief Operating Officer, Michael Oakes, a director, and Gregg Davis, our Chief Financial Officer, with respect to 473,195, 473,195, 473,194, and 473,194 common shares, respectively, as of December 31, 2015. The number of common shares of the D. E. Shaw Affiliates that each of the aforementioned persons has the power to vote pursuant to the irrevocable proxies, as well as the aggregate number of common shares subject to the proxies, is determined based upon a formula set forth in the proxies. Pursuant to the terms of the proxies, each of the proxies will automatically terminate upon the D. E. Shaw Affiliates ceasing to own, in the aggregate, in excess of 42% of the voting power of our outstanding voting securities.

D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of each of the D. E. Shaw Affiliates, may be deemed to have the shared power to vote or direct the vote of the Voting Shares, and the shared power to dispose or direct the disposition of the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as the managing member of DESCO LLC, may also be deemed to have the shared power to vote or direct the vote of the Voting Shares, and the shared power to dispose or direct the disposition of the Subject Shares. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of each of the D. E. Shaw Affiliates, may be deemed to have the shared power to vote or direct the vote of the Voting Shares, and the shared power to dispose or direct the disposition of the Subject Shares. As general partner of DESCO LP, D. E. Shaw & Co., Inc. (“DESCO Inc.”) may be deemed to have the shared power to vote or to direct the vote of the Voting Shares and the shared power to dispose or direct the disposition of the Subject Shares. Anne Dinning, Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting control over the Voting Shares and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. None of DESCO LLC, DESCO II Inc., DESCO LP, or DESCO Inc. owns any common shares directly, and each such entity disclaims beneficial ownership of the Subject Shares, except to the extent of any pecuniary interest therein. David E. Shaw does not own any common shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of the Voting Shares and the shared power to dispose or direct the disposition of the

Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares except to the extent of any pecuniary interest therein. Bryan Martin and David Zwillinger, directors of the Company, are each officers of DESCO LP and thus may be deemed to have the shared power to vote or to direct the vote of the Voting Shares and the shared power to dispose or direct the disposition of the Subject Shares. Bryan Martin and David Zwillinger disclaim beneficial ownership of the Subject Shares, except to the extent of each such person’s pecuniary interest therein. The address of the D. E. Shaw Affiliates is 1166 Avenue of the Americas, Sixth Floor, New York, New York 10036
Material Relationships with the Selling Shareholders
We are parties to a number of agreements with the D. E. Shaw Affiliates and their affiliates. In December 2014, we completed the IPO. In our IPO, the D. E. Shaw affiliates sold 6,670,762 common shares in the aggregate, representing 56.8% of the common shares sold in the offering. In connection with the consummation of our IPO in December 2014, we entered into a Registration Rights Agreement with the D. E. Shaw Affiliates and other parties, pursuant to which, among other things, the D. E. Shaw Affiliates received certain “demand” and “piggyback” registration rights with respect to the common shares that such parties own. Additionally, our bye-laws contain rights in favor of the D. E. Shaw Affiliates, among other things, to designate directors and require that such directors approve certain significant actions that we may take. Pursuant to their right to designate directors under our bye-laws, the D. E. Shaw Affiliates designated Bryan Martin and David Zwillinger for reelection as directors for a three year term at our 2015 annual general meeting. Additionally, we are a party to an indemnification agreement with the D. E. Shaw Affiliates, and have entered into investment transactions with affiliates of the D. E. Shaw Affiliates.
For additional information regarding these relationships see “Description of Our Share Capital” in this prospectus, and “Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2015 which is incorporated herein by reference.

LEGAL MATTERS
Certain legal matters with respect to U.S. federal law and New York law with respect to the validity of the offered securities will be passed upon for us by Bryan Cave LLP, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of James River Group Holdings, Ltd. appearing in James River Group Holdings, Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS
We are a Bermuda company. In addition, certain of our officers as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the U.S. federal securities laws.
We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman Limited that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws obtained in actions against us or our directors and officers and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the U.S. federal securities laws. A Bermuda court may, however, impose civil liability on us or our officers in a suit brought in the Supreme Court of Bermuda provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part. This prospectus and any accompanying prospectus supplements do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our Company and the securities registered hereby, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents contain specific information regarding us. You may read and copy these documents at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

Our common shares are listed on the NASDAQ Global Select Market under the ticker symbol “JRVR.” Our SEC filings are also available (free of charge) from our web site at http://www.JRGH.net, the contents of which are not a part of, and shall not be deemed to be a part of, this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 12, 2015;

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed on May 12, 2015, August 10, 2015 and November 10, 2015, respectively;

•
our Current Report on Form 8-K, filed on May 6, 2015 (excluding the information furnished under Items 2.02 and 9.01 thereof);

•
our Definitive Proxy Statement on Schedule 14A, filed on April 6, 2015 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014); and

•
the description of common shares set forth in our registration statement on Form 8-A filed on December 9, 2014, including any and all amendments and reports filed for the purpose of updating that description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.
We will provide to each person to whom this prospectus is delivered, upon written or oral request of any person, without charge, a copy of any or all of the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:
James River Group Holdings, Ltd.
Wellesley House, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08 Bermuda
Attn: Bob Myron
Phone: (441) 278-4580
You may also obtain a copy of these filings from our Internet web site at http://www.JRGH.net. Please note, however, that the information on our Internet web site, other than the documents listed above, is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

3,297,238 Shares
Common Shares

PROSPECTUS SUPPLEMENT

Morgan Stanley

           , 2018